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                                                                     EXHIBIT 2.1

                       OMNIBUS PURCHASE AND SALE AGREEMENT

                            dated as of June 6, 1995

                                      among

                               PITNEY BOWES INC.,

                         MONARCH MARKING SYSTEMS, INC.,

                       PITNEY BOWES MARKING SYSTEMS LTD.,

                    PITNEY BOWES INTERNATIONAL HOLDINGS INC.,

                            PITNEY BOWES FRANCE S.A.

                                       and

                            MONARCH ACQUISITION CORP.


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                                TABLE OF CONTENTS

                                                                                         Page
                                                                                         ----
TITLE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE 1 - PURCHASE AND SALE OF SHARES . . . . . . . . . . . . . . . . . . . . . . . . .   5
         1.1     Transfer of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         1.2     Subsidiary Purchase Agreements . . . . . . . . . . . . . . . . . . . . .   6
         1.3     Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         1.4     Adjustment to Purchase Price . . . . . . . . . . . . . . . . . . . . . .   8
         1.5     Allocation of Consideration  . . . . . . . . . . . . . . . . . . . . . .  13
         1.6     Reasonable Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         1.7     Exchange Rate Determinations . . . . . . . . . . . . . . . . . . . . . .  15

ARTICLE 2 - LIABILITIES, OBLIGATIONS AND INDEMNIFICATION  . . . . . . . . . . . . . . . .  16
         2.1     Liabilities and Indemnity  . . . . . . . . . . . . . . . . . . . . . . .  16
         2.2     Indemnification Procedure. . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE 3 - EMPLOYEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         3.1     Employees and Employee Benefits  . . . . . . . . . . . . . . . . . . . .  23
         3.2     Subsidiary Employees . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE 4 - REPRESENTATIONS. WARRANTIES AND COVENANTS OF PBI  . . . . . . . . . . . . . .  27
         4.1     Organization and Corporate Power . . . . . . . . . . . . . . . . . . . .  27
         4.2     Due Authorization; No Breach . . . . . . . . . . . . . . . . . . . . . .  28
         4.3     Organization, Corporate Power and Capital Stock of Affiliates  . . . . .  30
         4.4     Tax Returns and Other Tax Matters  . . . . . . . . . . . . . . . . . . .  34
         4.5     Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         4.6     Location of Personal Property  . . . . . . . . . . . . . . . . . . . . .  37
         4.7     Title and Condition of Assets  . . . . . . . . . . . . . . . . . . . . .  38
         4.8     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         4.9     Compliance With Laws . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         4.10    Permits and Licenses . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         4.11    Environmental Conditions . . . . . . . . . . . . . . . . . . . . . . . .  40
         4.12    Litigation and Proceedings . . . . . . . . . . . . . . . . . . . . . . .  44
         4.13    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . .  44
         4.14    Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         4.15    Employee Relations . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         4.16    Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         4.17    Insurance Coverage . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         4.18    Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         4.19    Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . .  50
         4.20    Employee Loans and Interests in Affiliates' Assets . . . . . . . . . . .  51


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
         4.21    Inventories  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         4.22    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         4.23    Customers and Suppliers  . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         4.24    Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         4.25    Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . .  53
         4.26    Material Misstatements Or Omissions  . . . . . . . . . . . . . . . . . . . . .  55
         4.27    Pre-Closing Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

ARTICLE 5 - REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER  . . . . . . . . . . . . . . . .  59
         5.1     Organization and Corporate Power . . . . . . . . . . . . . . . . . . . . . . .  59
         5.2     Due Authorization; No Breach . . . . . . . . . . . . . . . . . . . . . . . . .  60
         5.3     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         5.4     Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         5.5     Investment Intention . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         5.6     Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62

ARTICLE 6 - SELLERS' CONDITIONS OF CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . .  62

ARTICLE 7 - BUYER'S CONDITIONS OF CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . .  65

ARTICLE 8 - TERMINATION; SURVIVAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         8.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         8.2     Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70

ARTICLE 9 - CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         9.1     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         9.2     PBI's Obligations and Closing Deliveries . . . . . . . . . . . . . . . . . . .  71
         9.3     Buyer's Obligations and Closing Deliveries . . . . . . . . . . . . . . . . . .  72

ARTICLE 10 - POST CLOSING OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
         10.1    Taxes and Adjustments  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
         10.2    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
         10.3    Access to Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
         10.4    Preservation of Records  . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
         10.5    Transitional Use of Trademarks and Corporate Name  . . . . . . . . . . . . . .  83
         10.6    Non-Competition. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86

ARTICLE 11 - PUBLICITY; CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . . . . . . .  92
         11.1    Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  92
         11.2    Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  92

ARTICLE 12 - NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  93

ARTICLE 13 - BROKERAGE FEES; FEES AND EXPENSES OF THE PARTIES . . . . . . . . . . . . . . . . .  94




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
         13.1    Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  94
         13.2    Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  94

ARTICLE 14 - MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  95
         14.1    Binding Effect; Assignment . . . . . . . . . . . . . . . . . . . . . . . . . .  95
         14.2    Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  96
         14.3    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  96
         14.4    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  96
         14.5    Amendments; Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  96
         14.6    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  97
         14.7    Governing Law and Forum  . . . . . . . . . . . . . . . . . . . . . . . . . . .  97
         14.8    Bulk Sale Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98
         14.9    Insurance Covenant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98
         14.10   Survival of Representations and Warranties . . . . . . . . . . . . . . . . . .  98
         14.11   Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  99
         14.12   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 101
         14.13   Accounting Principles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 103

EXHIBITS

Exhibit A - Forms of Subsidiary Purchase Agreements
Exhibit B - Form of Instrument of Assumption
Exhibit C - Form of German Transitional Services Agreement
Exhibit D - Form of French Transitional Services Agreement
Exhibit E - Form of Pitney Bowes Purchasing Agreement (Equipment and Supplies) Exhibit F - Form of Specialty Ink Agreement
Exhibit G - Form of Dictaphone Supply Agreement
Exhibit H - Form of French Contribution Agreement
Exhibit I - Forms of Documents Regarding Transfer of Base Materials Business Exhibit J - Form of Lease for Lamination and Service Bureau Operations
Exhibit K - Form of French Lease
Exhibit L - Form of PBI License Agreement
Exhibit M - Form of Distributorship Agreement
Exhibit N - Form of PVC License Agreement
Exhibit O - Form of Seestrom License Agreement

SCHEDULES

         3.1(c)    Monarch Pension Plans, etc.
         3.1(e)    Monarch Severance Benefits
         3.1(g)    Monarch United Kingdom Pensions
         4.1(c)    Organization of Asset Sellers
         4.3(a)    Charter Documents
         4.3(b)    Capital Stock of the Affiliates


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         4.3(c)    Stock Holdings of the Affiliates
         4.4       Tax Matters
         4.5(a)    Real Property
         4.5(b)    Real Property Not to Be Transferred
         4.5(c)    Property Disposed of After 12/31/94
         4.6       Location of Personal Property
         4.7(a)    Liens
         4.7(b)    Assets Not Transferred
         4.8       PBI's Consents
         4.9       Compliance with Laws
         4.10      Permits and Licenses
         4.11      Environmental Conditions
         4.12      Litigation
         4.13      Intellectual Property
         4.14      Contracts
         4.15      Employee Relations
         4.16      Conditions of Employment and Employee Benefits
         4.17      Insurance Coverage
         4.18      Bank Accounts
         4.19      Directors and Officers
         4.20      Employee Loans
         4.22      Financial Data
         4.23      Customers and Suppliers
         4.24      Other Liabilities
         4.25      Certain Changes and Events
         4.27      Permitted Transactions
         5.2       Buyer's Liens
         5.3       Buyer's Consents
         10.6(d)   Impermissible Investments


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                       OMNIBUS PURCHASE AND SALE AGREEMENT

                 OMNIBUS PURCHASE AND SALE AGREEMENT (the "Agreement"), made as of June 6, 1995, among PITNEY BOWES INC., a Delaware corporation ("PBI"), MONARCH MARKING SYSTEMS, INC., a Delaware corporation ("Monarch"), PITNEY BOWES MARKING SYSTEMS LTD., a Delaware corporation ("PB Marking"), PITNEY BOWES INTERNATIONAL HOLDINGS INC., a Delaware corporation ("PBIH"), PITNEY BOWES FRANCE S.A., a corporation organized and existing under the laws of the French Republic ("PB France"), and MONARCH ACQUISITION CORP., a Delaware corporation ("Buyer").

                               W I T N E S E T H:

                 WHEREAS, PBI owns one thousand (1,000) shares of common stock, par value $1.00 per share (the "Monarch Shares"), representing one hundred percent (100%) of the issued and outstanding shares of capital stock, of Monarch; and

                 WHEREAS, PB Marking, PBIH, PB France, Pitney Bowes Deutschland GmbH, a corporation organized and existing under the laws of the Federal Republic of Germany ("Monarch Germany") and Monarch Marking Systems Australia Pty. Limited, a corporation organized and existing under the laws of the Commonwealth of Australia ("Monarch Australia"), are each a wholly-owned direct subsidiary of PBI; and

                 WHEREAS, Monarch Marking Systems LTD, a corporation organized and existing under the laws of the Canadian Province of Ontario ("Monarch Canada"), is a wholly-owned direct subsidiary of PBIH; and

                 WHEREAS, Pitney Bowes Location, S.A., a corporation organized and existing under the laws of the French Republic ("Monarch France"), is a wholly owned subsidiary of PB France (PB Marking, PBIH, Monarch Canada, Monarch Australia, PB France and Monarch Germany are collectively referred to herein as the "Selling Subsidiaries" and individually as a "Selling Subsidiary"); and

                 WHEREAS, PB Marking owns Ninety-Nine (99) shares of common stock, par value pound sterling.1.00 per share, representing ninety-nine percent of the issued and outstanding shares of capital stock, of Pitney Bowes Marking Systems Ltd. ("Monarch United Kingdom") and PBIH owns One (1) share, representing one percent (1%) of the issued and outstanding shares of capital stock of Monarch United Kingdom (the "UK Shares"); and

                 WHEREAS, Monarch owns One Million Two Hundred Thirty-Three Thousand Eight Hundred Fifty-Three (1,233,853) shares of common stock, par value HK $10.00 per share, representing ninety-nine and ninety-nine one hundreds of one percent (99.99%) of the issued and outstanding shares of capital stock of Monarch Service Bureau Limited ("Monarch Hong Kong"), and PB Marking owns Ten
(10) shares, representing one one-hundredth of one percent (.01%) of the issued and outstanding shares of capital stock of Monarch Hong Kong (the "Hong Kong Shares"); and

                 WHEREAS, PB France owns two thousand four hundred and ninety-four (2,494) shares of common stock, par value FF one-hundred per share (the "Present French Shares") representing in excess of ninety-nine percent (all but seven (7) shares) of the issued and outstanding shares of capital stock of Monarch France; and

                 WHEREAS, prior to or simultaneously with the consummation of the sale, assignment, transfer and conveyance to Buyer of the Purchased Business (as hereinafter defined) as contemplated by this Agreement, the assets currently owned by PB France relating to the Business (as hereinafter defined) will be transferred to Monarch France, so


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that at the Closing (as defined in Section 9.1 hereof), Monarch France will own all such assets now owned by PB France and PB France will own an additional number of shares of capital stock of Monarch France (the "Additional French Shares") which will be issued in connection with such contribution of assets to Monarch France (the Present French Shares and the Additional French Shares are collectively referred to as the "French Shares"; and the French Shares together with the Monarch Shares, the UK Shares and the Hong Kong Shares are sometimes collectively referred to hereinafter as the "Shares"); and

                 WHEREAS, Monarch owns One Hundred Fifty Seven Thousand Four Hundred and Five (157,405) out of One Hundred Fifty Seven Thousand Four Hundred and Nine (157,409) shares of the outstanding capital stock of Monarch Marking Systems de Mexico, S.A. de C.V., a Mexican corporation ("Monarch Mexico"), with four shares of the capital stock of Monarch Mexico being held by Thomas S. Karth, Daniel Teich, Ernest Rillman & Rafael Caraza, respectively, Ninety Nine Thousand Nine Hundred Ninety-Nine (99,999) out of One Hundred Thousand (100,000) shares of the outstanding capital stock of Monarch Marking Systems New Zealand Limited, a New Zealand corporation which is currently inactive ("Monarch New Zealand"), with one share of the capital stock of Monarch New Zealand being held by Peter Doogue, Four Hundred and Twelve Thousand, Four Hundred Forty-Five (412,445) shares, representing fifty-five percent (55%) of the issued and outstanding shares of capital stock of Monarch Marking Systems (S.E.A.) Pte. Ltd., a Singapore private company ("Monarch Singapore"), and shares of the capital stock of Monarch Marking System S/A-Indcstria E Comercio ("Monarch Brazil"), representing between ten and fifteen percent (10-15%) of the issued and outstanding shares of capital stock of Monarch Brazil; and


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


                 WHEREAS, Monarch is engaged, directly and through subsidiaries and affiliates, in the business of manufacturing and marketing bar code printing and data collection systems, handheld mechanical labelers and marking services, labels, tags and supplies, for both retail and industrial uses, and related businesses, in the United States, Mexico, Canada, England, Australia, Italy, Sweden, Germany, France, Hong Kong, Singapore and, through a dealer network, in other international locations; and

                 WHEREAS, the Selling Subsidiaries are engaged, in each of their respective countries, in various aspects of the foregoing businesses of Monarch (the foregoing businesses of Monarch, together with such activities of the Selling Subsidiaries, Monarch United Kingdom and Monarch France which relate to the businesses of Monarch, are hereinafter collectively referred to as the "Business"); and

                 WHEREAS, Monarch Australia, Monarch Canada and Monarch Germany (these three Selling Subsidiaries are sometimes collectively referred to as the "Asset Sellers"), each own certain assets relating to the Business; and

                 WHEREAS, upon the terms and conditions of this Agreement, Buyer is willing to purchase and PBI is willing to sell, all of the right, title and interest of PBI in and to the Monarch Shares; and

                 WHEREAS, upon the terms and conditions of this Agreement, Buyer is willing to purchase and PB Marking and PBIH are willing to sell all of the right, title and interest of PB Marking and PBIH in and to the UK Shares and the Hong Kong Shares which they respectively own; and

                 WHEREAS, upon the terms and conditions of this Agreement, Buyer is willing to purchase or cause a wholly-owned subsidiary of Buyer (a "Purchasing Subsidiary")

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



to purchase and PB France is willing to sell all of the right, title and interest of PB France in and to the French Shares; and


                 WHEREAS, upon the terms and conditions of this Agreement, Buyer is willing to purchase or cause a Purchasing Subsidiary to purchase, and PBI and PBIH are willing to cause each of the Asset Sellers to sell, all of the respective right, title and interest of such Asset Seller in and to the Purchased Assets (as defined in Section 1.2).

                 NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE 1 - PURCHASE AND SALE OF SHARES AND ASSETS

                 1.1     Transfer of Shares.

                 (a) Transfer of Monarch Shares. Subject to the terms and conditions of this Agreement, at the Closing, PBI shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase, acquire and accept from PBI, all of the right, title and interest of PBI in and to all of the then issued and outstanding Monarch Shares.

                 (b) Transfer of UK Shares. Subject to the terms and conditions of this Agreement, at the Closing, PB Marking and PBIH shall sell, assign, transfer and convey to Buyer or a Purchasing Subsidiary designated by Buyer, and Buyer shall or shall cause the Purchasing Subsidiary to purchase, acquire and accept from PB Marking and PBIH, all of the right, title and interest of PB Marking and PBIH in and to all of the then issued and outstanding UK Shares.

                 (c) Transfer of French Shares. Subject to the terms and conditions of this Agreement, at the Closing, PB France shall sell, assign, transfer and convey to Buyer or a Purchasing Subsidiary designated by Buyer, and Buyer shall or shall cause the Purchasing


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


Subsidiary to purchase, acquire and accept from PB France, all of the right, title and interest of PB France in and to all of the then issued and outstanding French Shares.

                 (d) Transfer of Hong Kong Shares. Subject to the terms and conditions of this Agreement, at the Closing, PB Marking shall sell, assign, transfer and convey to Buyer or a Purchasing Subsidiary designated by Buyer, and Buyer shall or shall cause the Purchasing Subsidiary to purchase, acquire and accept from PB Marking, all of the right, title and interest of PB Marking in and to its Hong Kong Shares.

                 1.2 Subsidiary Purchase Agreements. (a) Subject to the terms and conditions of this Agreement and the terms and conditions of each Subsidiary Purchase Agreement (as defined in Section 1.2(b)), at the
Closing, PBI and PBIH shall cause each Asset Seller to sell, assign, transfer and convey to Buyer or a Purchasing Subsidiary designated by Buyer, and Buyer shall or shall cause such Purchasing Subsidiary to purchase, acquire and accept from such Asset Seller, all of the respective right, title and interest of such Asset Seller in and to all of such Asset Seller's assets existing as of the Closing which are reflected on the December 31, 1994 balance sheets referred to in Section 4.22 hereof or are used or held for use in the Business (the "Purchased Assets"), including without limitation all machinery, equipment, accounts and notes receivable, refunds, deposits and prepaid expenses (including without limitation prepaid insurance premiums), contract rights, real property, improvements, leasehold estates and leasehold improvements, fixtures, books and records, intellectual property rights, claims, licenses and permits (to the extent transferable) and other assets, properties, rights and interests of whatever kind or nature, personal, tangible and intangible, except for assets, properties, rights and interests that (i) are not reflected on the December 31, 1994 balance sheet referred to in Section 4.22 hereof and


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


(ii) are used primarily or held for use primarily by the businesses and operations of such Asset Seller which do not comprise part of the Business (the "Excluded Assets").

                 (b) Within two weeks of the execution and delivery of this Agreement, (i) PBI and PBIH shall cause each Asset Seller the stock of which it currently owns to enter into, and (ii) Buyer shall or shall cause a Purchasing Subsidiary to enter into, separate agreements (collectively the "Subsidiary Purchase Agreements") which separate agreements will, subject to the exceptions provided for therein, provide for the purchase and sale of the Purchased Assets of the Asset Sellers. The Subsidiary Purchase Agreements will be substantially in the forms of Exhibit A1 - A3 attached hereto.

                 (c) Prior to or simultaneously with the Closing, PBI shall cause the assets relating to the Business which are owned by PB France and which are to be owned by Monarch France to be transferred by PB France to Monarch France, all in a manner which is not inconsistent with this Agreement or any Subsidiary Purchase Agreement.

                 1.3 Consideration. As consideration for the sale, assignment, transfer and conveyance to Buyer and the Purchasing Subsidiaries of the Shares and the Purchased Assets (collectively, the "Purchased Business"), Buyer and the Purchasing Subsidiaries shall (a) pay to PBI or, to the extent provided in each Subsidiary Purchase Agreement, to a Selling Subsidiary, for the account of PBI and each such Selling Subsidiary, in full the aggregate amount of One Hundred Twenty-Seven Million United States Dollars (US$127,000,000.00) (the "Purchase Price"), which shall be subject to adjustment in accordance with Section 1.4 and
Section 1.7 hereof, and (b) assume, hold harmless and indemnify, or cause to be assumed, held harmless and indemnified, from and against all Assumed Liabilities (as defined in Section 2.1(b) hereof) each PBI Indemnified Person (as defined in
Section 2.1(a)),


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in accordance with Section 2.1 hereof. The Purchase Price and any amount payable under Section 1.4(a) hereof shall be paid in full, without any adjustment, deduction, dilution, set-off or counterclaim, at the Closing to PBI in United States dollars (unless otherwise provided in the Subsidiary Purchase Agreements) by wire transfer of immediately available funds to such accounts as PBI or each such Selling Subsidiary shall designate; provided, however, that with respect to any portion of the Purchase Price to be allocated towards the payment by the Buyer for the French Shares in accordance with Section
1.5 hereof, such payment shall be made by wire transfer directly to PB
France in French Francs in accordance with Section 1.7 hereof. Monarch,
PB Marking and PBIH respectively agree that payment to PBI of the Purchase Price and any amount payable by Buyer and the Purchasing Subsidiaries under Section
1.4 hereof in accordance with this Agreement shall discharge Buyer's or any Purchasing Subsidiary's obligations to Monarch, PB Marking and PBIH with respect thereto. PB France agrees that payment to PB France of its allocated portion of the Purchase Price in accordance with Section 1.5 hereof shall discharge Buyer's or any Purchasing Subsidiary's obligations to PB France.

                 1.4 Adjustment to Purchase Price. (a) PBI shall deliver to Buyer, not later than five (5) business days prior to the Closing, on both a consolidated and consolidating basis, the balance sheet, income statement and statement of cash flow of the Purchased Business as of, and for the period beginning January 1, 1995 and ended on, the close of business on the last day of the most recent calendar month immediately preceding the day of the Closing (the "Estimated Financial Statements"). The Estimated Financial Statements shall be prepared in accordance with generally accepted accounting principles applied consistently with the consolidated balance sheet of the Purchased Business as of

December 31, 1994 set forth in Schedule 4.22 hereto, and shall present fairly the financial position of the Purchased Business as of the end of such month and the results of the Purchased Business' operations and cash flows for the period then ended, except as otherwise set forth in Section 1.4(h).
If the total assets less the total liabilities of the Purchased Business, without regard to assets or liabilities retained by PBI or a Selling Subsidiary after the Closing (the "Book Value"), of the Purchased Business as set forth on the balance sheet included in the Estimated Financial Statements (the "Estimated Book Value") exceeds the total assets less the total liabilities of the Purchased Business as reflected on the December 31, 1994 balance sheet set forth in Schedule 4.22 hereto, as the same is adjusted pursuant to Section
1.4(h) below (the "December 31 Book Value"), by more than one percent
(1%), at the Closing, in addition to the Purchase Price, the Buyer shall pay to PBI, for the account of PBI and each Selling Subsidiary, in accordance with
Section 1.3 hereof, an amount equal to such excess. If the Estimated
Book Value is less than the December 31 Book Value by more than one percent (1%), the Buyer shall deduct from the amount of the Purchase Price paid at the Closing an amount equal to the difference between the Estimated Book Value and the December 31 Book Value.

                  (b) Buyer shall deliver to PBI, not later than ninety (90) days after the Closing, on both a consolidated and consolidating basis, an audited balance sheet of the Purchased Business as of the close of business on the day of the Closing, prior to any purchase accounting adjustments (the "Closing Balance Sheet"). Except as set forth in Section 1.4(h) below, the Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles applied consistently with the financial statements set forth in Schedule 4.22 hereto (provided that the Closing
Balance Sheet must be prepared in
accordance with generally accepted accounting principles and need not be prepared consistently with the financial statements set forth in Schedule
4.22 to the extent and only to the extent, if any, such financial statements were not prepared in accordance with generally accepted accounting principles), and shall be certified by a "Big Six" or other firm of independent certified public accountants reasonably satisfactory to PBI as presenting fairly, in all material respects, the financial position of the Purchased Business as of the Closing, except as provided in Section 1.4(h).

                 (c) Buyer will cooperate with PBI and PBI's independent certified public accountants and will ensure that PBI and PBI's independent certified public accountants will be able to review the Closing Balance Sheet as soon as practicable after they are delivered to PBI and, in connection therewith, have full access to (i) the personnel and records of the Purchased Business and (ii) all personnel and work papers of Buyer's independent certified public accountants related to the audit of the Closing Balance Sheet and any prior audits of the Purchased Business. Within thirty (30) days following PBI's receipt of the Closing Balance Sheet, PBI will notify Buyer in writing whether it concurs with the Closing Balance Sheet or whether it has any objections thereto, stating in reasonable detail the basis for any such objections; provided, that the only bases for objection shall be (i) non-compliance with the standards set forth in Section 1.4(b) for the preparation of the Closing Balance Sheet and (ii) computational errors. If PBI fails to notify Buyer of any such objections in writing within such thirty (30) day period, PBI will be deemed to have concurred with the Closing Balance Sheet.

                 (d) If PBI does not concur with the Closing Balance Sheet and timely notifies the Buyer of its objections in accordance with Section
1.4(c), Buyer and PBI shall
cause their respective independent certified public accountants promptly to consult with each other in good faith and to exercise reasonable efforts to attempt to resolve differences in their respective analyses of the Closing Balance Sheet within ten (10) days after PBI notifies Buyer of its objections. If such independent certified public accountants are unable to resolve their differences within such ten (10) day period, the matter shall be promptly referred to a mutually satisfactory "Big Six" or other accounting firm who shall resolve such differences within ten (10) days after the matter is referred to it on the basis of the standards set forth above in Section 1.4(b). The determination of such accounting firm will be final, binding and conclusive on the parties.

                 (e) Each party shall bear the fees and expenses of its respective independent certified public accountants incurred in performing services pursuant to this Section 1.4. If a third accounting firm is selected to resolve differences between PBI and the Buyer in accordance with Section 1.4(d), PBI and the Buyer shall each pay one-half of the fees and expenses of such firm in performing services pursuant to Section 1.4(d).

                 (f) Subject to the terms and conditions of this Agreement, the following adjustments and payments shall be made:

                          (i) If the Book Value of the Purchased Business as set
forth on the Closing Balance Sheet as concurred with by PBI or as finally resolved in the manner set forth above (the "Closing Book Value") exceeds the December 31 Book Value, the Purchase Price shall be increased by the amount of such excess.

                         (ii) If the Closing Book Value is less than the
December 31 Book Value, the Purchase Price shall be reduced by the amount by which the December 31 Book Value exceeds the Closing Book Value.

                        (iii) If the aggregate amount paid at the Closing by the Buyer in accordance with Section 1.3 and Section 1.4(a) exceeded the final Purchase Price, as adjusted pursuant to this Section 1.4(f), PBI shall promptly pay to Buyer, by wire transfer of immediately available funds to an account designated by Buyer, an amount equal to such excess. If the aggregate amount paid at the Closing by the Buyer in accordance with Section 1.3 and Section 1.4(a) was less than the final Purchase Price, as adjusted pursuant to this
Section 1.4(f), Buyer shall promptly pay to PBI, for the account of PBI and each Selling Subsidiary, in accordance with Section 1.3 hereof, an amount equal to the difference between such final Purchase Price and the aggregate amount so paid by the Buyer at the Closing. Any payment made pursuant to this Section 1.4(f)(iii) shall be accompanied by the payment of interest on the amount so paid, from and including the date of the Closing to but excluding the date of the payment, calculated at the prime, reference, base or comparable rate of interest announced by Chemical Bank in New York from time to time during the period beginning on the date of the Closing and ending on the date of payment.

                 (g) Any adjustment made pursuant to this Section 1.4 shall, at the time such adjustment is made, be appropriately allocated to the Shares of Monarch, Monarch United Kingdom, Monarch Hong Kong or Monarch France or to the Purchased Assets of one or more Asset Sellers, as the case may be, in which the change in Book Value occurred.

                 (h) Notwithstanding anything in this Agreement to the contrary, the following adjustments shall be made to the Book Value as of December 31, 1994, to the Estimated Book Value and to the Closing Book Value in order to reflect the intention of the parties that certain items are not intended to result in a purchase price adjustment pursuant to this Section 1.4:

                         (i) Buyer shall not be required to pay any additional
                 amount in respect of real property that was disposed of since December 31, 1994 or that is disposed of after the date hereof and on or prior to the Closing, and PBI shall not be permitted to remove the net proceeds therefrom (after deducting all reasonable and necessary expenses of such disposal) from Monarch or any Affiliate by way of a pre-Closing dividend or otherwise; and

                         (ii) All balance sheet calculations for purposes of
                 this Section 1.4 shall be made without regard to liabilities and assets that are to be retained or assumed by PBI, whether by virtue of not being transferred pursuant hereto, or as a result of provisions hereof providing for such retention or assumption (for example, no reserve for retiree medical benefits in the United States and Canada shall be taken into account as of December 31, 1994 or as of the date of the Estimated Balance Sheet or the Closing Balance Sheet in making the calculations contemplated by this Section 1.4).


                 (i) Buyer shall be entitled to specify on any day that is at least three business days prior to the Closing that PBI cause Monarch and each Affiliate to retain up to an aggregate of $1.2 million in cash at the Closing (over and above any cash resulting from sales of real estate) in order that such entities will have sufficient current assets to meet their current liquidity needs as of the Closing; provided however, that any such additional cash shall be included in any purchase price adjustment contemplated by this Section 1.4.

                 1.5 Allocation of Consideration. The total consideration for the Purchased Business (which is the sum of the Purchase Price (including any adjustments to the Purchase Price in accordance with Section 1.4 and Section 1.7) and the amount of the Assumed

Liabilities, and is hereinafter referred to as the "Total Consideration") shall be allocated to this Agreement and the Subsidiary Purchase Agreements and the Shares and the portion of the Purchased Business described herein and therein as PBI and Buyer shall agree prior to the Closing. PBI and Buyer shall reflect or cause their Selling Subsidiaries or Purchasing Subsidiaries, respectively, to reflect their respective portion of the Purchased Business in their books and for tax reporting purposes in accordance with and based upon such allocation.

                 1.6 Reasonable Efforts. Subject to the terms and conditions of this Agreement, PBI, Monarch, PB Marking, PB France, PBIH and Buyer shall each use all commercially reasonable efforts, and cause the Asset Sellers and the Purchasing Subsidiaries, as the case may be, to use all commercially reasonable efforts, to execute and deliver or cause to be executed and delivered all agreements, documents and instruments, to take or cause to be taken all appropriate actions and to do or cause to be done all things necessary, proper or advisable to consummate and make effective at the Closing the transactions contemplated by this Agreement and the Subsidiary Purchase Agreements, and to cooperate with one another in connection with any and all of the foregoing, including without limitation (a) obtaining promptly all waivers, permits, consents, authorizations, acquiescence and approvals from, and to effect all registrations, filings and notices with or to, any Person (as defined in Section 4.3(b)) (collectively "Consents") necessary or appropriate to be obtained under
(i) any note, bond, mortgage, indenture, deed of trust, lease, license, Intellectual Property (as defined in Section 4.13) agreement or other instrument or obligation, (ii) any judgment, order, writ, injunction, award or decree, or
(iii) any federal, state, local, municipal or foreign statute, law, ordinance, rule or regulation, including without limitation filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Fair Trading Act of 1973 and Council Regulation
(EEC) 4064/89 required in connection with the sale of the UK Shares (the "UK Acts"), notification in Germany to the Federal Cartel Office, compliance with the Investment Canada Act, and authorization by the French Ministry of the Economy of direct investments in France pursuant to Decree No. 89-938 of December 29, 1989 relating to financial relations with foreign countries (the "French Exchange Control Law"), and (b) the defense by any party hereto who is subject to any investigation, suit, action, claim or other proceeding or litigation which challenges this Agreement or any Subsidiary Purchase Agreement or which could in any way prevent or delay the consummation of the transactions contemplated hereby or thereby.

                 1.7 Exchange Rate Determinations. The parties acknowledge that they intend that the aggregate Purchase Price for the Purchased Business shall be the United States dollar equivalent as of the date hereof of the Purchase Price set forth in Section 1.3, as adjusted pursuant to Section 1.4. In furtherance of this intention, in addition to any adjustments to the Purchase Price pursuant to Section 1.4, the following adjustments and payments shall be made:

                     (a) If by reason of a change in exchange rates, the United States dollar equivalent of a payment on account of a Purchase Price, as adjusted in accordance with Section 1.4 of this Agreement, to be made in a currency other than United States dollars under this Agreement or a Subsidiary Purchase Agreement by Buyer and/or any Purchasing Subsidiary to PBI, PB France or an Asset Seller at the Closing, as determined in accordance with Section 1.7(c) hereof as of the date of this Agreement (a "U.S. Dollar Price"), exceeds the United States dollar equivalent of such Purchase Price, as adjusted in accordance with

Section 1.4 of this Agreement and as determined in accordance with Section 1.7(c) hereof as of the business day immediately preceding the Closing (a "Closing Purchase Price"), the Purchase Price to be paid in United States dollars at the Closing under this Agreement shall be increased by an amount equal to such excess.

                         (b) If by reason of a change in exchange rates, a
Closing Purchase Price exceeds a U.S. Dollar Price, the Purchase Price to be paid in United States dollars at the Closing under this Agreement shall be reduced by an amount equal to such excess.

                         (c) In this Agreement, the United States dollar
equivalent for any currency other than United States dollars will be determined by reference to the spot currency rate of exchange (bid side, if bid and asked prices are quoted) for such currency as quoted by Bankers Trust Company as of noon New York Time on the business day which is three business days prior to the Closing or such other date as of which such calculation is required.

ARTICLE 2 - LIABILITIES, OBLIGATIONS AND INDEMNIFICATION

                 2.1     Liabilities and Indemnity.

                 (a) Subject to the terms and conditions of this Agreement, effective as of the Closing, Buyer shall indemnify, hold harmless and defend, and hereby releases, PBI, the Selling Subsidiaries, any subsidiaries or affiliates of PBI or the Selling Subsidiaries or any present and future directors, shareholders, officers, employees, attorneys, agents, contractors, consultants and representatives of PBI, a Selling Subsidiary or any subsidiary or affiliate of any thereof, and the successors, transferees and assigns of any thereof (collectively the "PBI Indemnified Persons"), from and against, and shall reimburse them for, any and all direct or indirect indebtedness, investigations, suits, actions, proceedings, litigation, judgments, orders, writs, injunctions, awards, decrees, claims, liabilities, obligations, losses, costs, expenses (including, without limitation, remediation expenses and other costs of response under Environmental
Laws), levies, imposts, duties, deficiencies, assessments, charges, allegations, demands and damages (whether currently known or unknown) of any kind or nature whatsoever, including without limitation, all legal fees and other expenses incurred in connection with enforcing this indemnity or with defending, preparing to defend, settling or investigating any third party action or claim or governmental action, claim or proceeding (collectively, "Liabilities") related to or arising from (i) the Assumed Liabilities (as defined in Section 2.1(b) hereof), (ii) any breach of any representation, warranty or covenant of, or any misstatement or omission by, the Buyer or a Purchasing Subsidiary in this Agreement, a Subsidiary Purchase Agreement or any document, exhibit, agreement, instrument, written statement, certificate or schedule furnished or to be furnished to a PBI Indemnified Person pursuant to the terms of this Agreement or a Subsidiary Purchase Agreement, or (iii) any third party claims with respect to the Purchased Business, other than a third party claim relating to an Excluded Liability or a Liability or other matter for which PBI is obligated to indemnify a Buyer Indemnified Person (as defined in Section 2.1(c) hereof) pursuant to this Article 2 or that PBI has otherwise agreed to assume pursuant to this Agreement or any Subsidiary Purchase Agreement, regardless of (A) when such claims arose or arise, (B) by whom asserted, (C) whether the facts on which any such claims are based occurred prior or subsequent to the Closing, (D) whether any such claims are asserted prior or subsequent to the Closing, and (E) whether known or unknown, fixed or unfixed, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, matured or unmatured, accrued, absolute, contingent or otherwise, including without limitation any and all claims with respect to environment, health, safety, personal injury, property damage or employment claims arising out of contracts, product liability, merchantability or fitness for any particular purpose of goods or conformity of goods to contractual requirements. The right to be indemnified and held harmless set forth in this Section
2.1(a) shall survive the Closing.

                 (b) Effective as of the Closing, Buyer and the Purchasing Subsidiaries shall assume, and thereafter perform and discharge as and when due, only the following liabilities and obligations of the Asset Sellers, as the same shall exist at the Closing (collectively, the "Assumed Liabilities"): (i) the liabilities of such Asset Sellers relating to the Business to the extent and in the amounts set forth on or properly reserved against in accordance with generally accepted accounting principles on the Closing Balance Sheet; (ii) all liabilities and obligations of the Asset Sellers accruing and to be performed after the Closing under Contracts that were assumed by the Buyer or a Purchasing Subsidiary at the Closing; and (iii) all other liabilities expressly to be assumed by Buyer or a Purchasing Subsidiary under this Agreement or a Subsidiary Purchase Agreement. Except for the Assumed Liabilities, Buyer shall not assume and shall not be obligated to discharge or perform any claim, indebtedness, pledge, guarantee, liability or obligation of any kind existing prior to the Closing, whether secured or unsecured, known or unknown, absolute, accrued or contingent, whatsoever of the Asset Sellers arising from any matter whatsoever, including any other business or activity of the Asset Sellers or the consummation of the transactions contemplated hereby (collectively, the "Excluded Liabilities"). Excluded Liabilities shall also be deemed to include any liabilities that accrue to Buyer or its subsidiaries as a result of employees of PB France who were employed in the Business but are being retained by PB France. The

Asset Sellers shall retain all Excluded Liabilities and shall fully discharge the Excluded Liabilities as and when due.

                 (c) Except as to any Assumed Liabilities, subject to the terms and conditions of this Agreement, effective as of the Closing, PBI shall indemnify, hold harmless and defend Buyer, any subsidiaries and affiliates of Buyer and any directors, shareholders, officers, employees, attorneys, agents, contractors, consultants and representatives of Buyer or any subsidiary or affiliate of Buyer, and the successors, transferees and assigns of any thereof (collectively, the "Buyer Indemnified Persons"), from and against, and shall reimburse them for, all direct and indirect Liabilities related to or arising from (i) the Excluded Liabilities; (ii) any breach of any representation, warranty or covenant of, or any misstatement or omission by, PBI, Monarch or any Selling Subsidiary in this Agreement, the Subsidiary Purchase Agreements or in any document, exhibit, agreement, instrument, written statement, certificate or schedule furnished or to be furnished to a Buyer Indemnified Person pursuant to the terms of this Agreement or a Subsidiary Purchase Agreement; (iii) any liability or other obligation expressly retained or assumed by PBI pursuant to this Agreement or any Subsidiary Purchase Agreement; (iv) any and all Environmental Claims or Environmental Conditions arising out of or in connection with the Base Materials Facility located at Kohnle Drive, Miamisburg, Ohio, whether arising before or after the Closing, but excluding any Liabilities arising out of or in connection with any Environmental Claims or Environmental Conditions caused by the Buyer subsequent to the Closing, (v) any of the Environmental Claims, Environmental Conditions or other matters set forth on
Schedule 4.11; and (vi) any other Liabilities, whether known or unknown as of the Closing, arising from Environmental Claims or Environmental Conditions resulting from activities of or existing on properties of Monarch or PBI or any of their respective affiliates on or prior to the date of the Closing; provided, however, that this Section 2.1(c)(vi) shall survive only until the fifth anniversary of the Closing (except as to Liabilities arising out of Environmental Claims or Environmental Conditions as to which the notice required to be delivered pursuant to Section
2.2 shall have been delivered on or before such date, in which case the Claim (as defined in Section 2.2 hereof) which is the subject of such notice shall continue to survive and remain a basis for indemnity as to the related Claim until such Claim is finally resolved or disposed of).

                 (d) The obligations of PBI to indemnify the Buyer Indemnified Persons for Liabilities arising from Environmental Claims or Environmental Conditions shall not extend (i) to Liabilities that are the sole result of Environmental Conditions caused exclusively by a Buyer Indemnified Person or an affiliate or subsidiary thereof or that portion of Liabilities that arise from or are the result of Environmental Conditions exclusively caused by a Buyer Indemnified Person or an affiliate or subsidiary thereof; (ii) to remedial or similar activities that are not reasonably necessary or appropriate to comply with the requirements of Environmental Laws; (iii) to the repair, replacement, or upgrade of equipment or the decommissioning, decontamination or disposal of equipment or inventory or to the alteration or change of manufacturing processes, in each case to the extent that such activities are not reasonably necessary or appropriate in order to comply with the requirements of such Environmental Laws as may be in effect on the date of the Closing; (iv) to remedial actions or measures to remove or otherwise abate asbestos-containing materials that were not friable on the date of the Closing; and (v) to the internal costs and overhead of the Buyer Indemnified Persons arising from their oversight of remedial activities conducted by PBI, including wages, salaries and benefits of employees, and internal expenses related to photocopying and production or reproduction of documents and materials.

                 2.2 Indemnification Procedure. Subject to the last sentence of this Section 2.2, the obligation of Buyer or PBI, as applicable (the "Indemnifying Party"), to indemnify, hold harmless, defend and reimburse the other party (the "Indemnified Party", which with respect to PBI shall also include all PBI Indemnified Persons and with respect to the Buyer shall also include all Buyer Indemnified Persons) under Section 2.1 hereof with respect to any claim for which such indemnification is sought (a "Claim") is conditioned upon receiving from such Indemnified Party written notice of such Claim, promptly after such Indemnified Party becomes aware of such Claim; provided that any delay in giving such notice shall not release an Indemnifying Party from its obligations under this Article 2 except to the extent and only to the extent that such Indemnified Party was prejudiced by such delay. The Indemnifying Party shall at its sole expense defend, contest, settle or otherwise protect against any Claim (including without limitation by taking reasonably necessary or appropriate action to remediate) with legal counsel or other appropriate consultants or experts (collectively, "Experts") of its own selection that are reasonably satisfactory to such Indemnified Party. The Indemnified Party shall have the right, but not the obligation, to (i) elect to defend, contest, settle or otherwise protect against such claims with Experts of its own choice, (ii) participate in the defense, contest, settlement or other protection of such Claim with Experts of its own choice, and (iii) assert any and all defenses, crossclaims or counterclaims it may have; provided, however, that such election, participation and assertion shall be at the Indemnified Party's sole cost and expense, notwithstanding anything in this Agreement to the contrary, unless (x) the Indemnified and Indemnifying Parties have agreed otherwise, (y) representation of both parties by the same Experts would be inappropriate due to actual or potential differing interests between them or (z) the Indemnifying Party fails to take reasonably necessary or appropriate action and employ appropriate Experts that are reasonably satisfactory to the Indemnified Party within a reasonable period of time. The Indemnifying Party shall not be liable for any settlement of a Claim effected without its prior written consent (which shall not be unreasonably withheld, delayed or conditioned). The Indemnifying Party shall not settle any Claim without the relevant Indemnified Party's prior written consent (which shall not be unreasonably withheld, conditioned or delayed) unless the settlement includes an unconditional general release of such Indemnified Party from all Liabilities that are the subject matter of the proceeding. The Indemnified Party shall cooperate, and shall cause each other Indemnified Party to at all times cooperate, in all reasonable ways with, make (subject to the assertion of attorney-client and other applicable privileges) its respective relevant files and records available for inspection and copying by, and make its employees available or otherwise render reasonable assistance to, the Indemnifying Party in its defense, contest, settlement or protection of any Claim subject to indemnification hereunder. Notwithstanding anything in this Agreement to the contrary, as a condition precedent to any Indemnified Party's right to be indemnified or held harmless with respect to any Claim based on a breach of a representation or warranty, the written notice required under the first sentence of this Section 2.2 with respect to such Claim must be received by the Indemnifying Party prior to the time such representation or warranty ceases to survive under this Agreement in accordance with Section 14.9. In connection with any remedial or investigative activities required to be undertaken by PBI under this Agreement, (i) the Buyer Indemnified Persons shall allow PBI and its Experts to have reasonable access to the property at reasonable times in order to carry out PBI's investigative and remedial responsibilities; (ii) PBI shall inform the affected Buyer Indemnified Persons of all substantive developments with respect to such remedial or investigative activities on at least a quarterly basis; and (iii) PBI will accept reasonable proposals from any Buyer Indemnified Person to modify any remedial plan prepared by PBI or its Experts; provided that PBI will not be required to make modifications to such remediation plans if such modifications
(x) would significantly increase PBI's costs of such remediation or investigation unless reasonably necessary or appropriate to comply with Environmental Laws, or (y) are not reasonably necessary or appropriate to comply with the requirements of Environmental Laws and if the failure to make such modifications will not have a material impact on the normal conduct of the Purchased Business.

ARTICLE 3 - EMPLOYEES

                 3.1     Employees and Employee Benefits

                 (a) Employee Retention. Effective as of the Closing,
Buyer shall cause Monarch and Monarch United Kingdom to offer to continue the employment of each of their respective employees employed as of the Closing, including those on short-term or long-term disability and those on workers' compensation (collectively the "Employees"), in an equivalent or more senior position and with wages and benefits (other than a defined benefit plan, profit incentive plan, absentee policy, retiree medical plan and equivalent medical plan) comparable to or greater than those currently enjoyed by each such Employee for a period of not less than sixty (60) days from the date of this Agreement, but in no event less than thirty (30) days from the Closing (the "Employee Retention Period"); provided, however, that this sentence shall not be applicable with respect to senior executive officers who report to the highest ranking officer (including such highest ranking officer) of Monarch, Monarch United Kingdom, Monarch France or any of their subsidiaries. With respect to a medical plan, Employees will be covered under a competitive medical plan offered by Buyer immediately upon Closing. During the Employee Retention Period, such employment shall be subject to termination only for cause (including failure to perform adequately the duties assigned to an Employee, but not including reductions in Monarch's or Monarch United Kingdom's respective workforces).

                 (b) Service Crediting. For a period of one year after the Closing, Buyer shall cause Monarch to accept and credit all employees of Monarch, for purposes of eligibility and vesting (but not benefit accrual) under all benefit plans and compensation practices, all previous service recognized by Monarch for benefit and compensation purposes.

                 (c) Monarch Pension Plan and other Defined Benefit Pension Plans. Prior to the Closing, PBI shall cause Monarch to transfer to PBI, and PBI shall accept, the sponsorship of the Monarch Pension Plan, the status as settlor under the trust agreement pursuant thereto and all obligations and liabilities with respect to such Plan. Prior to the Closing, PBI shall cause each Affiliate (which solely for purposes of this Section 3.1, includes any subsidiary thereof), PB France and each Selling Subsidiary to transfer to PBI, and PBI shall accept, sponsorship of any other defined benefit, supplemental or Code
Section 415 excess, pension plan maintained thereby that covers any employee of the Business, the status as settlor under any funding arrangement pursuant thereto and all obligations and liabilities with respect to each such Plan, except for plans described in Schedule 3.1(c). Neither PBI nor any pension plan maintained by PBI shall recognize any service with Buyer for any purpose. All Employees will become fully vested in their benefit under the Monarch Pension Plan as of the Closing. Any Employee who, as of the Closing, has satisfied the age and service requirements for an early retirement subsidy, shall be entitled to the same such subsidy (rather than being considered a terminated vested participant) upon commencing receipt of a pension under the Monarch Pension Plan.

                 (d)(i) Retiree Welfare Obligations. Prior to the Closing, PBI shall cause each Affiliate, PB France and each Selling Subsidiary to transfer to PBI, and PBI shall accept, any and all present or future obligations or liabilities of any Affiliate, PB France or any Selling Subsidiary (or any predecessor) to make any payments to or with respect to any former employee of any Affiliate, PB France or any Selling Subsidiary (or any predecessor) pursuant to any retiree medical benefit or other retiree "welfare plan" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")). PBI shall assume such obligations only to the extent that any such employee or former employee has satisfied the eligibility requirements for such benefits as of the Closing (the "Retiree Welfare Obligations").

                   (ii) PBI shall continue to provide all benefits under the Retiree Welfare Obligations to each person who has retired from any Affiliate, PB France or any Selling Subsidiary as of the Closing. Any individual who has not retired as of the Closing shall be eligible for medical coverage under Buyer's medical plan while employed by Buyer (or a subsidiary of Buyer) and shall become eligible for benefits under the Retiree Medical Obligations from PBI upon retirement from Buyer (or such subsidiary). Any such individual who retires between the date this Agreement is signed and the Closing, but who becomes employed by Buyer (or such subsidiary) within three (3) months after the Closing, will be covered by Buyer's medical plan as primary payor and PBI's plan as secondary payor during the course of such employment provided if such individual terminates coverage under PBI's plan for failure to pay premiums, such coverage will not be reinstated in the future.

                    (iii) Nothing in this Agreement shall limit PBI's ability to amend or terminate retiree medical benefits, except that PBI shall not amend, reduce, place additional conditions on the receipt of, or otherwise adversely affect any person's entitlement to the benefits under paragraph (d)(ii) above except pursuant to an overall amendment to the Retiree Welfare Obligations of general applicability to all participants.

                 (e) Severance. Except with respect to non-U.S. employees as may otherwise be provided by a Subsidiary Purchase Agreement, Monarch shall be obligated to provide severance benefits to all employees of the Affiliates pursuant to the written terms described in Schedule 3.1(e). Prior to the Closing, PBI shall cause each Affiliate, PB France and each Selling Subsidiary to transfer to PBI, and PBI shall accept, any other present or future obligations or liabilities of any Affiliate, PB France or any Selling Subsidiary to make (or provide) any severance, salary continuation or other similar payments (or benefits) to or with respect to any present or former employee of any Affiliate, PB France or any Selling Subsidiary (or any predecessor) on account of the present or future termination of their employment, including any such payments (or benefits) pursuant to written or oral employment contracts or understandings in effect on or before the Closing, other than those described in
Schedule 3.1(e).

                 (f) Effective as of the Closing, to the extent required by law, Buyer shall cause Monarch France to continue to be subject to the Collective Bargaining Agreement for Metallurgical Industries.

                 (g) Effective as of the Closing, Buyer shall cause Monarch U.K. to comply with the terms of Schedule 3.1(g) hereto.

                 3.2 Subsidiary Employees. Effective at the Closing or as promptly thereafter as practicable, Buyer shall comply, or shall cause the relevant Purchasing Subsidiary to comply, with any agreements relating to the Employees of each Asset Seller set forth in the Subsidiary Purchase Agreement relating to such Asset Seller.

ARTICLE 4 - REPRESENTATIONS. WARRANTIES AND COVENANTS OF PBI

                 PBI hereby represents, warrants and covenants to Buyer, as of the date of this Agreement and as of the Closing, that:

                 4.1 Organization and Corporate Power. (a) PBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own the Monarch Shares, and to enter into and perform this Agreement and the transactions contemplated hereunder;

                         (b) PB Marking and PBIH are each corporations duly
organized, validly existing and in good standing under the laws of the State of Delaware, and each has all requisite corporate power and authority to own the UK Shares and Hong Kong Shares it respectively owns, and to enter into and perform this Agreement and the transactions contemplated hereunder;

                         (c) Each Asset Seller is a corporation duly organized,
validly existing and in good standing under the laws of its respective jurisdiction of organization set forth on Schedule 4.1(c) hereto, and has all requisite corporate power and authority to own the Purchased Assets it respectively owns, to conduct the Business as now conducted by it and to enter into and perform the Subsidiary Purchase Agreement to which it is a party and the transactions contemplated hereunder or thereunder; and

                         (d) PB France is a corporation duly organized, validly
existing and in good standing under the laws of the French Republic, and has all requisite corporate power and authority to own the Present French Shares and, as of the Closing, the Additional French Shares and to enter into and perform this Agreement and the transactions contemplated hereunder.

                 4.2 Due Authorization; No Breach. (a) The execution, delivery and performance by PBI, Monarch and each Selling Subsidiary of this Agreement or the Subsidiary Purchase Agreement to which it is a party, as the case may be, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the respective Boards of Directors of PBI, Monarch and the Selling Subsidiaries, as the case may be, and no further corporate action is required to be taken by PBI, Monarch or the Selling Subsidiaries in order to execute, deliver and perform this Agreement or the Subsidiary Purchase Agreements or to sell, assign, transfer and convey the Purchased Business to Buyer and the Purchasing Subsidiaries.

                 (b) This Agreement has been duly and validly executed and delivered by PBI, Monarch, PB Marking, PB France and PBIH, and, assuming this Agreement constitutes the legal, valid and binding obligation of Buyer, this Agreement constitutes the legal, valid and binding obligations of PBI, Monarch, PB Marking, PB France and PBIH, enforceable against PBI, Monarch, PB Marking, PB France and PBIH in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws from time to time in effect which affect the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                 (c) Each Subsidiary Purchase Agreement has been duly and validly executed and delivered by the Asset Seller which is a party thereto and, assuming each such Subsidiary Purchase Agreement constitutes the legal, valid and binding obligation of the Buyer or the Purchasing Subsidiary which is a party thereto, such Subsidiary Purchase Agreement constitutes the legal, valid and binding obligations of such Asset Seller, enforceable against such Asset Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws from time to time in effect which affect the enforcement of creditors' rights generally and by general principles of equity (regardless whether such enforceability is considered in a proceeding in equity or at law).

                 (d) Neither the execution and delivery of this Agreement or any of the Subsidiary Purchase Agreements nor the consummation of the transactions contemplated hereby or thereby will (i) violate or conflict with any provision of the Certificate of Incorporation, By-Laws or other charter document of PBI, the Selling Subsidiaries, Monarch, Monarch France or Monarch United Kingdom (Monarch, the Asset Sellers only to the extent related to the Business, PB France only to the extent related to the Business, Monarch France, Monarch Mexico, Monarch Singapore, Monarch Hong Kong, and Monarch United Kingdom are sometimes collectively referred to herein as the "Affiliates"), (ii) violate, conflict with, result in a breach of any provisions of, constitute a default or require consent under, result in the termination of, accelerate the performance required by, or result in the creation of any security interest, lien, pledge, encumbrance, claim, equity, mortgage, right of first refusal, redemption right or condition of any kind or nature whatsoever (collectively "Liens") upon any of the Shares or Assets under, any note, bond, mortgage, indenture, deed of trust, lease, license, Contract or other instrument to which PBI, the Selling Subsidiaries, or an Affiliate is a party or by which any of them is bound or to which any portion of the Purchased Business is subject (except that the foregoing shall not apply to Consents or other restrictions on transfer described in Schedules 4.3(b) or 4.8 attached hereto or to Liens created by the Buyer or a Purchasing Subsidiary), or (iii) violate or conflict with any federal, state, local, municipal or foreign statute, law, ordinance, rule or regulation or any judgment, order, writ, injunction, award or decree of any Person or other authority applicable to PBI, the Selling Subsidiaries, an Affiliate or the Purchased Business, except for violations which in the aggregate would not have a Material Adverse Effect (as hereinafter defined) or materially adversely affect the ability of PBI, Monarch or the Selling Subsidiaries to consummate the transactions contemplated by this Agreement.

                 (e) For the purposes of this Agreement, "Material Adverse Effect" shall mean any adverse change in the financial condition, business or operations of the Purchased Business, which is material to the Purchased Business taken as a whole, or would materially adversely affect the ability of the Buyer and the Purchasing Subsidiaries to conduct the Purchased Business after the Closing in the same manner as heretofore conducted.

                 4.3 Organization, Corporate Power and Capital Stock of Affiliates.

                 (a) (i) Monarch is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its assets and properties and to conduct the Business as now conducted by it.

                 (ii) Monarch United Kingdom is a corporation duly organized, validly existing and in good standing under the laws of the United Kingdom and has all requisite corporate power and authority to own its assets and properties and to conduct the Business as now conducted by it.

                 (iii) Monarch Mexico is a corporation duly organized, validly existing and in good standing under the laws of Mexico and has all requisite corporate power and authority to own its assets and properties and to conduct the Business as now conducted by it.

                 (iv) Monarch Singapore is a private company duly organized, validly existing and in good standing under the laws of Singapore and has all requisite corporate power and authority to own its assets and properties and to conduct the Business as now conducted by it.

                 (v) Monarch Hong Kong is a corporation duly organized, validly existing and in good standing under the laws of Hong Kong and has all requisite corporate power and authority to own its assets and properties and to conduct the Business as now conducted by it.

                 (vi) Monarch France is a corporation duly organized, validly existing and in good standing under the laws of the French Republic and has all requisite corporate power and authority to own its assets and properties and to conduct the Business as now conducted by it. As of the Closing, Monarch France will have all requisite corporate power and authority to own its assets and properties and to conduct the Business to the extent now being conducted by PB France.

                 (vii) Except where the failure to be so qualified and in good standing would not have a Material Adverse Effect, each of Monarch, Monarch United Kingdom, Monarch Mexico, Monarch Singapore, Monarch Hong Kong and Monarch France is duly qualified and in good standing as a foreign corporation to do business in each of the jurisdictions in which the character of the assets or properties owned or held under lease by it or the nature of the business it transacts therein makes such qualification necessary. Attached hereto as
Schedule 4.3(a) are true and complete copies of the Certificate of Incorporation and By-Laws or other relevant charter documents of each of Monarch, Monarch United Kingdom, Monarch Mexico, Monarch Singapore, Monarch Hong Kong and Monarch France, each as amended to date.

                 (b) Set forth in Schedule 4.3(b) hereto is a description of the authorized capital stock of each of Monarch, Monarch United Kingdom, Monarch Mexico, Monarch Singapore, Monarch Hong Kong and Monarch France, identifying with respect to such capital stock the number of shares authorized and outstanding. All of the outstanding Monarch Shares are owned of record and beneficially by PBI. All of the outstanding UK Shares are owned of record and beneficially by PB Marking and PBIH. All of the outstanding Hong Kong Shares are owned of record and beneficially by PB Marking and Monarch. All of the outstanding Present French Shares are owned of record and beneficially by PB France. As of the Closing, all of the then outstanding French Shares will be owned by PB France. The Additional French Shares have not been issued as of the date of this Agreement. One hundred fifty-seven thousand four hundred and five (157,405) of the 157,409 outstanding shares of Monarch Mexico are owned of record and beneficially by Monarch. Between ten and fifteen percent of the outstanding shares of Monarch Brazil are owned of record and beneficially by Monarch. Fifty-five percent of the outstanding shares of Monarch Singapore are owned of record and beneficially by Monarch. All of the shares of Monarch Mexico and Monarch Singapore held by Monarch, and all of the Shares, have been duly authorized and validly issued, are fully paid and non-assessable and, except with respect to seven (7) shares of Monarch France and four (4) shares of Monarch Mexico, are owned by PBI, PB France, PB Marking, PBIH, or Monarch as the case may be, free and clear of all Liens, and, upon consummation of the transactions contemplated by this Agreement will be owned by the Buyer or Monarch free and clear of all Liens (except Liens created by the Buyer or a Purchasing Subsidiary). Except as set forth on
Schedule 4.3(b), there are not, as of the date hereof, any existing contracts, commitments, rights, calls, options, warrants or other agreements of any character of an Affiliate or any other Person, directly or indirectly, involving the authorization, sale or issue by Monarch, Monarch United Kingdom, Monarch Mexico, Monarch Singapore, Monarch Hong Kong and Monarch France of any additional shares of its respective capital stock, or any security or obligation convertible into or exchangeable for any such additional shares, or entitling the holder thereof to subscribe for, purchase or receive any such additional shares, except for the issuance to PB France of the Additional French Shares in accordance with this Agreement. For the purposes of this Agreement, the term "Person" means any individual, firm, corporation, partnership, association, trust, estate, court, arbitrator, tribunal, governmental, quasi-governmental or public agency, commission, board, bureau, instrumentality, authority or other entity.

                 (c) Except as set forth in Schedule 4.3(c) hereto and except for the stock of Monarch New Zealand held by Monarch, none of Monarch, Monarch United Kingdom, Monarch Mexico, Monarch Singapore, Monarch Hong Kong or Monarch France owns of record or beneficially or controls, directly or indirectly, in whole or in part, any Person or any stock interest therein in excess of 5% of such Person's stock.

                 4.4 Tax Returns and Other Tax Matters.  Except as disclosed on
Schedule 4.4 attached hereto:

                 (a) All returns ("Returns") relating to Taxes (as hereinafter defined) of each Affiliate and Asset Seller and any subsidiaries thereof required to be filed (taking into account any extensions of time for filing such Returns) have been properly and timely filed and all liabilities for Taxes (as hereinafter defined) for which each Affiliate, each Asset Seller, or each such subsidiary is or may be liable, or imposed with respect to any of their respective properties, assets or income which were due and payable have been duly paid and satisfied, except where (a) such Taxes are being contested in good faith by appropriate proceedings or (b) the failure to do so would not, in the aggregate, have a Material Adverse Effect. For the purposes of this Agreement, the term "Taxes" means all net income, gross income, gross receipts, sales, use, transfer, franchise, profits, withholding, payroll, employment, excise, severance, property or windfall profits taxes, or other taxes, duties, imposts, levies or assessments of any kind whatsoever, together with any interest, penalties, deficiencies, assessments and additions on or to any of the foregoing, imposed by any taxing authority (whether federal, state, local, municipal or foreign).

                 (b) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on any of the Assets or the Shares.

                 (c) No claim or proposed claim for assessment or collection of Taxes for which any Affiliate or its subsidiaries is or may be liable has been asserted by any tax authority, and there are no pending or, to the best of PBI's knowledge, threatened audits, investigations or claims for or relating to any such Taxes. No extension of a statute of limitation relating to Taxes is in effect with respect to any of the Affiliates.

                 (d) None of the Assets or the Shares (i) is property subject to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) is property subject to a provision analogous to the safe harbor lease provisions of former Code
Section 168(f)(8) under state, local or foreign law if resulting in a Material Adverse Effect to Buyer, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code or (iv) is tax-exempt use property within the meaning of Section 168(h) of the Code.

                 (e) None of the Affiliates (i) has consented at any time to apply Section 341(f)(2) of the Code (or any similar state, local or foreign tax provision) to any disposition of its assets, (ii) has agreed, or is required, under Section 481(a) of the Code (or any similar state, local or foreign tax provision), to make any adjustment by reason of a change in accounting method or otherwise or (iii) has participated in or cooperated with an international boycott or has been requested to do so in connection with any transaction or proposed transaction.

                 (f) All tax-sharing agreements or similar arrangements with respect to or involving an Affiliate shall be terminated on or prior to the Closing and, after the Closing, the Affiliates shall not be bound thereby or have any liability thereunder for amounts due in respect of periods prior to the Closing.

                 (g) All material elections with respect to Taxes affecting the Affiliates as of the date hereof are set forth in Schedule 4.4.

                 (h) There is no material amount of Taxes for which any of the Affiliates is liable that will apply in a period or a portion thereof beginning on or after the Closing and that is attributable to income earned before the Closing, and there has not been (i) any transaction for which an installment method of reporting gain or income is applicable, (ii) any election or (iii) any other agreement with any taxing authority, with respect to any Affiliate that in any such case has the effect of deferring Taxes that would otherwise be attributable to a period or portion thereof before the Closing to a period or periods after the Closing.

                 4.5 Real Property. (a) Schedule 4.5(a) hereto sets forth all of the real property (including leasehold estates, improvements and fixtures) owned, used or occupied by PBI or any affiliate of PBI as of December 31, 1994 or as of the date hereof which is used in connection with the Business (including without limitation such real property which was or is owned by a Person the stock of which is being sold, assigned, transferred and conveyed pursuant to this Agreement or by an Asset Seller) including all land, easements or rights of way granted to an Affiliate or any Asset Seller and all significant plants and buildings located thereon.

                 (b) Except as set forth on Schedule 4.5(b) hereto, (i) all of the right, title and interest of Monarch, Monarch United Kingdom, Monarch Mexico, Monarch Singapore, Monarch Hong Kong and PB France in and to such real property and leasehold estates will continue to be held by each of them, as the case may be, following the Closing (provided that upon consummation of the contribution by PB France to Monarch France of the assets allocated to the Business, Monarch France will hold all the right, title and interest of PB France in and to such real property and leasehold estates) and (ii) all right, title and interest of each Asset Seller in and to such real property and leasehold estates will be transferred to Buyer or a Purchasing Subsidiary, at the Closing (all right, title and interest of any of the foregoing referred to in this sentence is hereinafter called the "Property").

                 (c) The Property is sufficient for the Buyer and the Purchasing Subsidiaries to conduct the Business after the Closing in the same manner as heretofore conducted and, except as set forth on Schedule 4.5(c), includes all of the real property and leasehold estates reflected on the December 31, 1994 balance sheet referred to in Section 4.22.

                 (d) Each Affiliate and PB France (A) has good and marketable title to each such parcel of Property owned, respectively, by such Affiliate or PB France (the "Owned Real Property") or (B) holds by valid and existing lease or license each such parcel of Property (i) which is leased by such Affiliate or PB France (the "Leased Real Property") or (ii) consisting of roadway and other ancillary rights, in each case as set forth in Schedule 4.5(a). All of the Property is free and clear of all material Liens, except as set forth on
Schedule 4.5(a) hereto, and, upon consummation of the transactions contemplated by this Agreement, will be owned or held by lease or other valid rights, as set forth in Schedule 4.5(b), by Buyer or a subsidiary of Buyer free and clear of all Liens (except Liens created by Buyer or a Purchasing Subsidiary and Liens other than Liens for borrowed money which do not in the aggregate interfere with the use or enjoyment of the Property).

                 4.6 Location of Personal Property. Except as disclosed in
Schedule 4.6 attached hereto, all of each Affiliate's and PB France's fixed assets, machinery, equipment, inventory and other personal property used in connection with the Business are located at the Property, except for motor vehicles or capital equipment in use and immaterial quantities of inventory which may be located elsewhere.

                 4.7 Title and Condition of Assets. (a) The assets of each of Monarch, Monarch Hong Kong, Monarch France, Monarch United Kingdom, Monarch Mexico and Monarch Singapore, the assets of PB France used in connection with the Business and the Purchased Assets (collectively, the "Assets") have been maintained in accordance with normal industry practice, are in reasonable operating condition and repair (ordinary wear and tear excepted) and are sufficient for the operation of the Business on a basis that is consistent with past practices as reflected in the audited financial statements referred to in
Section 4.22. Except as disclosed on Schedule 4.7 (a) attached hereto, (i) each Affiliate has good and marketable title to, or holds by valid and existing lease or license, all of its Assets and (ii) as of the Closing, Monarch France will have good and marketable title to, or will hold by valid and existing lease or license, all of the assets relating to the Business which are to be owned by Monarch France as of the Closing. Such assets are free and clear of all Liens, except:

                         (A)  those listed in Schedule 4.7 (a) hereto;

                         (B) those reflected or reserved against in the December
                 31, 1994 balance sheet included in the financial statements attached hereto as Schedule 4.22;

                         (C) Liens for Taxes not in default and payable without penalty or interest; and

                         (D) Liens which, in the aggregate, do not and will not
                 have a Material Adverse Effect or which will be released prior to or at the Closing.

                 The assets of PB France that on or before the Closing will be transferred to Monarch France constitute all of the French assets of PBI or any of its affiliates reflected on the December 31, 1994 balance sheet referred to in Section 4.22 hereof or which are primarily used or held for use primarily in the Business as it is conducted in France.

                 (b) Except as set forth in Schedule 4.7(b), upon consummation of the transactions contemplated by this Agreement and the Subsidiary Purchase Agreements, the Buyer or a subsidiary of the Buyer will own all of the assets owned by PBI or any of its affiliates as of December 31, 1994 or that were acquired since that date that either (i) were reflected on the December 31, 1994 balance sheet referred to in Section 4.22 or (ii) were used or held for use by any such entities in connection with the Business, free and clear of all Liens (except Liens created by the Buyer or a Purchasing Subsidiary), except for assets, properties, rights and interests not reflected in the December 31, 1994 balance sheet referred to in Section 4.22 hereof and that are primarily used or held for use primarily in the business and operations of the Asset Sellers which do not comprise part of the Business.

                 4.8 Consents. Except for those Consents (i) set forth in
Schedule 4.8 hereto, including without limitation any Consent required in connection with the HSR Act or the UK Acts or the sale of the Monarch Shares, the UK Shares, the Hong Kong Shares or the French Shares, or (ii) the failure of which to obtain would not, in the aggregate, have a Material Adverse Effect or materially adversely affect the ability of PBI, Monarch or the Selling Subsidiaries to consummate the transactions contemplated by this Agreement or the Subsidiary Purchase Agreements, no Consent of or from any Person is legally required to be obtained by PBI, Monarch or the Selling Subsidiaries, to consummate the transactions contemplated hereby or thereby.

                 4.9 Compliance With Laws. Subject to Section 4.11 hereof, except as disclosed in Schedule 4.9 attached hereto, no Affiliate nor PB France is in default under or in violation of any federal, state, local, municipal or foreign statute, law, ordinance, rule or regulation, or any judgment, order, writ, injunction, award or decree of any court, governmental, quasi-governmental or public agency, arbitrator, tribunal, commission, board, bureau, instrumentality or other authority, except for such defaults or violations, if any, that in the aggregate do not and will not have a Material Adverse Effect or materially adversely affect the ability of PBI, Monarch or the Selling Subsidiaries to consummate the transactions contemplated by this Agreement or the Subsidiary Purchase Agreements.

                 4.10 Permits and Licenses. Schedule 4.10 attached hereto sets forth all governmental licenses, permits, franchises and other governmental authorizations (i) which are issued to, held or used by PBI or any affiliate of PBI or for which PBI or any affiliate of PBI has applied, and (ii) which are material to the current operation of the Business. Except to the extent set forth on Schedule 4.10, each such license, permit, franchise or other authorization has been duly obtained, is valid and in full force and effect and is not subject to any pending or threatened administrative or judicial proceeding to revoke, cancel or declare such license, permit, franchise or other authorization invalid in any respect. Such licenses, permits, franchises and other authorizations are sufficient in all respects to permit the lawful operation of the Business in the manner now conducted, and the Business is not being operated in a manner that violates any of the terms under which any such license, permit, franchise or other authorization was granted.

                 4.11 Environmental Conditions. (a) Except as set forth in
Schedule 4.11 hereto, the Affiliates and PB France (to the extent related to assets being transferred to Monarch France pursuant to the French Contribution Agreement set forth in Exhibit H hereto) are in material compliance with all Environmental Laws;

                 (b) Except as set forth in Schedule 4.11 hereto, there are no existing or, to the best of PBI's knowledge, potential Environmental Claims against any of the Affiliates or PB France, nor has any Affiliate or PB France received any written notification of any actual or potential responsibility for, or any governmental investigation regarding, any disposal, release, or threatened release at any location of any Hazardous Substance generated or transported by any Affiliate or PB France;

                 (c) Except as set forth in Schedule 4.11 hereto, (i) no underground tank and, as to owned properties, no underground storage tank or other similar underground storage receptacle containing Hazardous Substances is currently located on the properties of the Affiliates or PB France and there have been no releases of any reportable quantities of Hazardous Substances from any such underground tank or related piping, (ii) there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping) of Hazardous Substances in quantities exceeding the reportable quantities as defined under any Environmental Law by any Affiliate or PB France on, upon, or into the properties of the Affiliates, PB France, any of their subsidiaries, Electronic Articles Surveillance, Presto Adhesive Paper Company, Inc. or Monarch's Scanner business, and (iii) there have been no such releases of a material nature by any predecessor of any Affiliate or PB France on the real properties subject to this Agreement;

                 (d) Except as set forth in Schedule 4.11 hereto and as to any premises or properties subject to a leasehold interest held by Affiliates or PB France, there are no uncontained PCBs or friable asbestos located at or on properties of any of the Affiliates or PB France;

                 (e) Except as set forth in Schedule 4.11 hereto, there are no consent decrees, consent orders, judgments, judicial or administrative orders, agreements with, or liens by, any governmental authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate, or bind any Affiliate or PB France;

                 (f) True, complete and accurate copies of all written reports of environmental assessments and audits which have been conducted since January 1, 1985 and which are in the possession of PBI or its affiliates, either by PBI or any of its affiliates or any person managed by them for such purposes, at any facility owned or formerly owned by any Affiliates or PB France, have been delivered to the Buyer and a list of all such audits and assessments is set forth in Schedule 4.11; and

                 (g) The New Jersey Industrial Site Recovery Act (N.J.S.A. 13:1K-6 et. seq.), and the regulations promulgated thereunder, are not applicable to any of the transactions contemplated hereby.

                 "Environmental Claims" means all written notices of violations, liens, claims, demands, suits, or causes of action for any damage or remediation, including without limitation, personal injury, property damage (including any depreciation of property values), lost use of property, or consequential damages (including, without limitation, costs of investigation and remediation), arising directly or indirectly out of Environmental Conditions or Environmental Laws.

                 "Environmental Conditions" means the state of the environment, including natural resources (e.g., flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata, or ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal, dumping, or threatened release of Hazardous Substances by any Affiliate or PB France or any of their predecessors or subsidiaries, or by any of their agents, representatives, employees, or independent contractors when acting in such capacity on behalf of any Affiliate or PB France. With respect to Environmental Claims by third parties, Environmental Conditions also include the exposure of persons to Hazardous Substances at the work place or the exposure of persons or property to Hazardous Substances migrating from or otherwise emanating from or located on property owned or occupied by any Affiliate or PB France.

                 "Environmental Laws" means any and all federal, state, local, municipal and foreign laws, statutes, ordinances, rules, regulations and other legal requirements in effect from time to time imposing liability or standards of conduct for or relating to environmental matters, including, but not limited to, the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental Response Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act of 1975, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Clean Air Act and the Safe Drinking Water Act.

                 "Hazardous Substances" means all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic, or otherwise hazardous substances or materials (whether solids, liquids or gases), subject to regulation, control, or remediation under Environmental Laws, including but not limited to petroleum, urea formaldehyde, flammable, explosive, and radioactive materials, PCBs, pesticides, herbicides, asbestos, sludge, slag, acids, metals or solvents.

                 4.12 Litigation and Proceedings. Except as set forth in
Schedule 4.12 hereto, there are no (a) existing judgments, orders, writs, injunctions, awards, or decrees of any court, governmental, quasi-governmental or public agency, arbitrator, tribunal commission, board, bureau, instrumentality or other authority, or (b) investigations, suits, actions, proceedings or litigation presently pending or, to the best of PBI's knowledge, threatened in writing which (in the case of (a) or (b) above) relates to the Business or the Assets and which, if adversely determined, could have an effect on the Business or Assets involving costs to Monarch or an Affiliate which could exceed $100,000 individually.

                 4.13 Intellectual Property. Schedule 4.13 hereto sets forth all patents, patent applications, proprietary technology, service marks, trademarks, applications therefor, trade names, registered copyrights, material unregistered copyrights, and licensee rights under the same, (i) which are owned or are licensed or are being used by each such Affiliate or PB France or are necessary for the conduct of the Business and (ii) which are being transferred as part of the Purchased Business ("Intellectual Property").

                 (a) Trademarks, Copyrights. Except as set forth on Schedule
4.13 hereto, all of the trademarks and service marks listed have been duly registered or applications to register same are pending in the jurisdictions indicated therein, and all right, title and interest in and to said registrations and applications is owned by each such Affiliate, PB France, or Asset Seller, and all the aforesaid registered copyrights, material unregistered copyrights, trademarks and service marks are free and clear of any material Liens except as set forth in Schedule 4.13, and to the best of PBI's knowledge, the aforesaid parties have the sole and exclusive right to use said trademarks, service marks, registered copyrights, and material unregistered copyrights in connection with the Business as it is presently being conducted and except as otherwise indicated, the registrations of the aforesaid trademarks and service marks are valid and subsisting, and the aforesaid parties have no knowledge of a conflicting registration or claim to the trademarks, service marks, registered copyrights, or material unregistered copyrights. All trademarks, service marks and copyrights that any third party owns (i) which are used under license in connection with the Business (other than licenses for commercially available software and databases) and (ii) which are being transferred as part of the Purchased Business are set forth separately in Schedule 4.13 and identified as such and each such Affiliate, PB
France or Asset Seller possess adequate, transferable and enforceable licenses or other rights to use said trademarks, service marks, and copyrights and, to the best of PBI's knowledge, have taken all reasonably necessary or appropriate action to protect such rights. Except as set forth on Schedule 4.13, neither PB France nor any Affiliate or Asset Seller has had any proceedings instituted against or has received any notice alleging that their use of any such trademarks, service marks or copyrights infringes upon or otherwise violates any rights of a third party in or to such trademarks or copyrights.

                 (b) Patents. Except as set forth on Schedule 4.13 hereto, each such Affiliate, PB France or Asset Seller is the licensee or the holder of record title in or otherwise has the right to use in the manner now being used the subject matter of all patent, patent applications, and proprietary technology set forth in Schedule 4.13, and all the aforesaid patents, patent applications, and proprietary technology are free and clear of any material Liens, except as set forth in Schedule 4.13 hereto. Except as disclosed on
Schedule 4.13 hereto, there are, to the best of PBI's knowledge, no claims or demands of any other third party pertaining to the aforesaid patents or patent applications, and none has been declared invalid, null, or void, or its subject matter declared unpatentable, in whole or in part, by any judicial or government authority, or is currently being challenged in, or is the subject of, any pending administrative or judicial proceeding or is subject to any outstanding judgment, order, writ, injunction, award or decree. All patents or proprietary technology owned by third parties (i) which are being used under license in connection with the Business and (ii) which are being transferred as part of the Purchased Business are set forth separately in Schedule 4.13 and identified as such and except as otherwise set forth on Schedule 4.13, each such Affiliate, PB France, or Asset Seller possess adequate, transferable and enforceable licenses or other rights to use all such patents or proprietary technology and to the best of PBI's knowledge, have taken all reasonably necessary or appropriate action to protect such rights. Except as set forth on Schedule 4.13, neither PB France nor any Affiliate or Asset Seller has had any proceedings instituted against or has received any notice alleging that their use of any of the foregoing patents or patent applications or licensed patent rights or proprietary technology in connection with the Business as it presently is being conducted infringes upon or otherywise violates any rights of a third party in or to such patent rights or proprietary technology.

                 There is no Intellectual Property owned by (i) Pitney Bowes Italia S.r.l., a corporation organized and existing under the laws of the Italian Republic ("PB Italy"), (ii) Pitney Bowes Svenska Aktiebolag, a corporation organized and existing under the laws of the Kingdom of Sweden ("PB Sweden"), or (iii) PB France.

                 4.14 Contracts. Schedule 4.14 hereto sets forth, as of the date of this Agreement, all written contracts, agreements, arrangements, commitments and leases to which (i) an Affiliate is a party or (ii) PB France is a party and which relates to the Business to be owned by Monarch France as of the Closing (collectively "Contracts"), which:

                 (a) involve future expenditures or receipts or other performance with respect to goods or services having a total value in excess of $250,000; or

                 (b) involve a lease, sublease, installment purchase or similar arrangement for the use of personal property owned by an Affiliate or PB France or used in connection with the Business which involves a total consideration of $100,000 or more; or

                 (c) contain any executory severance pay or indemnification obligations with respect to employees or former employees; or

                 (d) compel the employment of any Person in the status of "employee" or "employees"; or

                 (e) involve a consulting relationship; or

                 (f) involve the handling, treatment, storage, transportation, recycling, reclamation or disposal of hazardous waste or substances; or

                 (g) contain commitments of suretyship, guaranty or indemnification in an amount in excess of $100,000 (except for endorsements, product guarantees, warranties and indemnities provided by an Affiliate or PB France in the ordinary course of business); or

                 (h) contain a mortgage, pledge, credit (other than credit terms offered to customers in the ordinary course of business) or other financing commitment for the borrowing or lending of funds, in any case involving more than $100,000, from or to any Person; or

                 (i) was entered into with or for the benefit of PBI or any subsidiary of PBI; or

                 (j) involves a commitment or obligation to supply products or services to customers in which the price or prices are fixed (by formula or otherwise) for a period ending after September 30, 1995; or

                 (k) contain any indemnification obligations with respect to asset sales; or

                 (l) involve a direct or indirect currency exchange risk; or

                 (m) cannot be terminated by the Affiliate that is a party thereto on ninety (90) days' notice or less without financial or other penalty; or

                 (n) is to be transferred by an Asset Seller to Buyer or a Purchasing Subsidiary at the Closing.

                 Except as set forth in Schedule 4.14 hereto, none of the Affiliates and, to the best of PBI's knowledge, no other party to any Contract set forth in Schedule 4.14 is in default in the performance of any obligation under any such Contract or has given a notice of default to the other party thereunder or has repudiated any term of any such Contract in a manner which would have a Material Adverse Effect. Except as set forth on Schedule 4.14 hereto, each such Contract (i) is legal, valid, binding and enforceable on the relevant Affiliate or PB France (to the extent such Contract is being transferred to Monarch France pursuant to the French Contribution Agreement set forth in Exhibit H hereto) and, to the best of PBI's knowledge, each other party thereto and in full force and effect and (ii) each such Contract which will not be fully performed as of the Closing will be transferred unaltered to the Buyer, Monarch France or a Purchasing Subsidiary at the Closing and will continue to be legal, valid, binding and enforceable in accordance with its terms after the Closing. PBI has heretofore delivered or made available to the Buyer a true and correct copy of each Contract set forth in Schedule 4.14. PBI is not aware of any oral contract, agreement, arrangement, commitment or lease which, if written, would be required to be set forth on
Schedule 4.14 hereto.

                 4.15 Employee Relations. Except as set forth on Schedule 4.15 hereto, there are no existing agreements with any labor unions, collective bargaining units or associations representing employees of an Affiliate or PB France that are connected with the Business, and no strike, slowdown, picketing, work stoppage or labor trouble or other occurrence, event or condition of a similar character currently pending or, to the best of PBI's knowledge, threatened, in which the employees of an Affiliate or PB France who are employed in connection with the Business are participating or have threatened to participate and which has had or might have a Material Adverse Effect. No activity or proceeding of any labor organization (or representative thereof) to organize any unorganized employees of the Business is currently in progress or, to the best of PBI's knowledge, has been threatened.

                 4.16 Employee Benefits. Schedule 4.16 contains a listing of each plan or arrangement (including each "employee benefit plan" as defined in Section 3(3) of ERISA) maintained or contributed to by any Affiliate (which, solely for the purposes of this Section 4.16, include any subsidiary thereof), PB France or any Selling Subsidiary or which provides benefits to or with respect to any present or former employee of any Affiliate, PB France or any Selling Subsidiary (or any predecessor) (collectively a "Plan"). Each Plan complies in form and operation in all material respects with all applicable law including ERISA and the Code. Each Plan which is intended to be qualified under Code Section 401(a) is so qualified. No Plan is a "multiemployer plan" (as defined in Section 3(37) of ERISA. No Plan (either individually or collectively) could give rise to the payment of any amount that would not be deductible pursuant to Code Sections 162(a)(1), 162(m) or 280G. No Affiliate,

PB France or any Selling Subsidiary has any liability pursuant to ERISA Section 502 or Code Section 4975 or 4980B with respect to any Plan. There is no material litigation pending (or to the knowledge of PBI, any Affiliate, PB France or any Selling Subsidiary, threatened) with respect to any Plan. No Affiliate, PB France or any Selling Subsidiary has any liability under ERISA or the Code with respect to the employee benefit plans of any other entity that is in a "controlled group of corporations" with, under "common control" with or otherwise required to be aggregated with any of them as set forth in Code
Section 414(b), (c), (m) or (o).

                 4.17 Insurance Coverage. Schedule 4.17 hereto sets forth all insurance coverage covering the Business that is in effect, including without limitation, public liability, property damage, product liability insurance and worker's compensation coverage. Each such policy of insurance is in full force and effect and PBI does not know of any condition existing in violation of the terms of any such insurance policies. Buyer acknowledges that none of such insurance will be assigned to Buyer or a Purchasing Subsidiary at the Closing.

                 4.18 Bank Accounts. Schedule 4.18 hereto sets forth the name and location of each bank or other institution in which Monarch, Monarch United Kingdom, Monarch Mexico, Monarch Singapore, Monarch Hong Kong or Monarch France maintains a bank account, certificate or instrument of deposit or safe deposit box, indicating the nature of the account and the names of all Persons authorized to draw thereon or have access thereto.

                 4.19 Directors and Officers. Schedule 4.19 hereto sets forth all officers and directors of Monarch, Monarch United Kingdom, Monarch Mexico, Monarch Singapore, Monarch Hong Kong or Monarch France in office as of the date of this Agreement.

                 4.20 Employee Loans and Interests in Affiliates' Assets. Except as set forth in Schedule 4.20, there are no outstanding loans by or to Monarch, Monarch United Kingdom, Monarch Mexico, Monarch Singapore, Monarch Hong Kong, PB France (with respect to employees devoting all or the primary part of their time to the Business) or Monarch France to or from any employee of PBI, another Affiliate, or any Selling Subsidiary, and, to the best of PBI's knowledge, no employee of PBI, another Affiliate, or any Selling Subsidiary involved in the Business, has any interest, direct or indirect, in any material lease, agreement, obligation or right of an Affiliate.

                 4.21 Inventories. All inventories of each Affiliate and PB France relating to the Purchased Business are reflected on the financial statements attached hereto as Schedule 4.22 as of the date of such financial statements, excluding inventories reflected as not in good condition or not saleable in the ordinary course of business, to the extent the same have not been disposed of in the ordinary course of business. All additions thereto since that date are in good condition and are saleable in the ordinary course of business, except to the extent any such inventories will be properly reflected in accordance with generally accepted accounting principles on the Closing Balance Sheet as not being in good condition or so saleable.

                 4.22 Financial Statements. The audited consolidated balance sheets of the Purchased Business as of, and the related consolidated statements of operations, stockholders' equity and changes in cash flows for the periods ended, December 31, 1992, December 31, 1993 and December 31, 1994 (including the related notes thereto), and the unaudited consolidated balance sheets of the Purchased Business as of, and the related consolidated statements of operations, stockholders' equity and changes in cash flow for (i) the periods ended, April 30, 1994 and April 30, 1995 respectively, set forth in Schedule
4.22 hereto and (ii) the periods referred to in Section 4.27(xiv), present fairly or will, when delivered pursuant to Section 4.27(xiv), present fairly the financial position of the Purchased Business as of their respective dates, and the results of operations and the cash flows, as the case may be, of the Purchased Business for the periods presented therein, all in conformity with generally accepted accounting principles applied on a consistent basis except as otherwise noted therein (subject, in the case of unaudited statements, to normal year-end adjustments). There have been no costs incurred in the operation of the Purchased Business which are not properly reflected to the extent required by generally accepted accounting principles in the audited consolidated statements of operations and in the unaudited consolidated statements of operations set forth in Schedule 4.22 during the periods respectively covered by such statements.

                 4.23 Customers and Suppliers. Schedule 4.23 attached hereto contains a complete and accurate list of (i) all customers of the Business during the last fiscal year who purchased $1,000,000 or more from the Business in the last fiscal year, showing the approximate total sales by each Affiliate and PB France to each such customer during such fiscal year; and (ii) all suppliers of the Business from whom any Affiliate or PB France has made aggregate purchases in excess of $1,000,000 during the last fiscal year, showing the approximate total purchases by such Affiliate or Asset Seller from each such supplier during such fiscal year. Except as set forth in Schedule 4.23 hereto, to the best knowledge of PBI and the Affiliates, since December 31, 1994, there has been no material adverse change in the business relationship with any such customer or supplier named in Schedule 4.23.

                 4.24 Undisclosed Liabilities. Except as set forth on Schedule
4.24 attached hereto, there are no liabilities or obligations (absolute, accrued, contingent or otherwise) of the Purchased Business, whether or not required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles, except liabilities that will be reflected on or properly reserved against in accordance with generally accepted accounting principles on the Closing Balance Sheet (none of which individually or in the aggregate could have a Material Adverse Effect) and (ii) obligations and liabilities explicitly disclosed in this Agreement or a Subsidiary Purchase Agreement.

                 4.25 Absence of Certain Changes or Events. Except as set forth on Schedule 4.25 hereto, since December 31, 1994:

                 (a) there has not occurred any Material Adverse Effect;

                 (b) except as permitted by Section 4.27, there has not occurred any dividends or other intercompany transfer except cash sweeps consistent with past practice; or

                 (c) there occurred no (i) increase in the compensation payable or to become payable by any Affiliate to any of its officers, employees, former employees or agents (collectively, "Personnel"), except for normal periodic increases in the ordinary course of business consistent with past practice, (ii) grant, payment or accrual, contingent or otherwise, for or to the credit of any of the Personnel with respect to any bonus, incentive compensation, service award or other like benefit by an Affiliate, (iii) adoption, creation or amendment of any Employee Plan of such Affiliate, (iv) employment agreement made by any Affiliate or (v) other material change in employment terms for any of such Affiliate's officers, employees or agents;

                 (d) there has not occurred any sale, lease, assignment or transfer of any asset constituting a part of the Business, other than to Persons that are not affiliates of any Affiliate for fair consideration and in the ordinary course consistent with past practice;

                 (e) no Affiliate has entered into any transaction or modified any Contract with, or released any claim against, PBI or any of PBI's affiliates;

                 (f) except as permitted by Section 4.27, there has been no failure to operate the Business in the ordinary course consistent with past practice or to use all commercially reasonable efforts to preserve the Business intact, to keep available to Buyer the services of Personnel, and to preserve for Buyer the goodwill of the Business' suppliers, customers, distributors and others having business relations with it;

                 (g) there has been no revaluation by PBI or any Affiliate of any of the assets constituting the Business, including without limitation, writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

                 (h) except as permitted by Section 4.27, there has been no granting of any material Lien on any of the assets constituting the Business or indebtedness incurred by any Affiliate for borrowed money or any commitment to borrow money entered into by any Affiliate, or any loans or guarantees made or agreed to be made by such Affiliate;

                 (i) except as permitted by Section 4.27, there has been no agreement (either oral or written) by any Affiliate or any of its Personnel to do any of the foregoing; and

                 (j) there has been no event or condition (other than events or conditions affecting the economy generally) known to PBI or any of its subsidiaries that has had or that

PBI reasonably expects will have, in any one case or in the aggregate, a Material Adverse Effect.

                 4.26 Material Misstatements Or Omissions. No representations or warranties by PBI in this Agreement, nor any document, exhibit, agreement, instrument, statement, certificate or schedule furnished or to be furnished to Buyer pursuant to the terms of this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

                 4.27 Pre-Closing Covenants. PBI and Monarch covenant that, without the Buyer's prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), from the date hereof until the Closing, except as (a) prohibited or required by law, (b) contemplated by this Agreement or a Subsidiary Purchase Agreement (including without limitation any corporate reorganizations and transfers of assets between affiliates in contemplation of this Agreement as set forth on Schedule 4.27 hereto) or (c) prevented by acts of God, fire, flood, war, civil insurrection, sabotage, accidents, laws, ordinances, rules, regulations, orders, decrees or writs of governmental or judicial entities or other events or circumstances beyond the control of PBI or any Affiliate or Selling Subsidiary, they will cause each Affiliate, each Selling Subsidiary and PB France:

                 (i) to continue to carry on the Business in the ordinary course and consistent with past practice and not to take any action inconsistent therewith or with the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, each Affiliate and PB France shall (a) maintain its Assets in their current state of repair and will not transfer or dispose of any Assets, excepting disposition of assets in the ordinary course of business consistent with past practices and normal wear and tear; (b) maintain insurance covering such Assets similar to that in effect on the date hereof; (c) use all commercially reasonable efforts to preserve its current business organization intact; (d) fund capital expenditures in accordance with the business plan, as from time to time amended, of the Business; (e) use all commercially reasonable efforts to keep available the services of its current employees, agents and independent contractors except as otherwise done in the ordinary course of business consistent with past practices; (f) use all commercially reasonable efforts to preserve its current business relationships with customers, suppliers, distributors and others having business dealings with it; and (g) not grant discounts to customers or extend payment terms to customers or vendors, or fail to take advantage of vendor discounts for prompt payment; except (in any case covered by this paragraph (i)) in the ordinary course of business consistent with past practices;

                 (ii) not to engage in any practice, take any action, embark on any course of action or enter into any transaction that would cause or result in any of PBI's representations and warranties set forth in Article 4 to be untrue as of the Closing;

                 (iii) to refrain from (A) entering into any transaction relating to real property (including leasehold estates) used in connection with the Business or (B) entering into any contract, agreement, commitment or lease which, if existing as of the date hereof would have to be set forth on Schedules
4.14 or 4.15 hereto;

                 (iv) not to enter into, assume or create any new Lien on the Assets of or incur any indebtedness, liabilities or obligations relating to the Business other than those incurred (a) pursuant to existing contracts, agreements or commitments, (b) in the ordinary course of business consistent with past practices, (c) in doing acts and things contemplated by this Agreement, or (d) arising from personal injuries or property damage or from involuntary circumstances;

                 (v) in the case of Monarch, Monarch Mexico, Monarch Singapore, Monarch Hong Kong, Monarch France and Monarch United Kingdom and except as contemplated by this Agreement (including without limitation the contribution of assets of the Business by PB France to Monarch France in accordance with this Agreement), not to amend its Certificate of Incorporation or By-Laws or any other relevant charter document or to issue any capital stock or any contracts, calls, commitments, rights, options, warrants or other agreements of any character involving the authorization, sale or issue of any shares of its capital stock or any security or obligation convertible into or exchangeable for any such additional shares, or entitling the holder thereof to subscribe for, purchase or receive any such additional shares;

                 (vi) to file correctly and timely file all Returns and pay all Taxes of whatever kind, nature and type which are required to be filed or paid by an Affiliate, PB France or any Asset Seller prior to the Closing, except where a failure to do so would not adversely affect the Purchased Business after the Closing and except for such Returns and Taxes which are being contested in good faith by appropriate proceedings;

                 (vii) except as set forth on Schedule 4.27, not to declare or pay any dividends or make any other distributions of any kind to PBI or any of its affiliates, other than cash sweeps in the ordinary course of business consistent with past practices (except as set forth in Sections 1.4(h) and 1.4(i));

                 (viii) not to take any positions or make new elections inconsistent with past practice with respect to Taxes or to change its current tax elections affecting any of the

Affiliates or the Purchased Business without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned) if such inconsistent positions, new elections or change in tax elections could reasonably be expected to have a Material Adverse Tax Effect. "Material Adverse Tax Effect" shall mean with respect to any Tax at issue, an adverse effect that is material in relation to the aggregate amount of liability for all Taxes attributable to the Purchased Business for the first fiscal year ending on or after the close of the period to which the Tax at issue relates;

                 (ix) to have each relevant Person provide Buyer with an appropriate certificate pursuant to Section 1445 of the Code (or any similar provisions of state or other tax law);

                 (x) to notify Buyer of any occurrence known to PBI, any Selling Subsidiary or an Affiliate which has had or which PBI reasonably expects will, either individually or in the aggregate, have a Material Adverse Effect;

                 (xi) to furnish to Buyer or its representatives such additional financial and operating data and other information relating to the Business as may be readily available and reasonably requested, to the extent that such access and disclosure would not violate the terms of any agreement to which PBI, an Affiliate or PB France is bound or any applicable law or regulation. PBI and Monarch will make or cause each Affiliate and each Selling Subsidiary to make available to Buyer for inspection and review the originals or copies of all documents, and all files, records and papers of any and all proceedings and matters, listed in the Schedules attached hereto. Buyer shall keep any information provided or caused to be provided by PBI or Monarch to Buyer pursuant to this Section 4.27(xi) confidential pursuant to the terms and conditions of (i) the confidentiality agreement dated October 14, 1994 between CS First Boston Corporation, on behalf of PBI, and Paxar Corporation and
(ii) the confidentiality agreement dated November 15, 1994 between CS First Boston Corporation, on behalf of PBI, and Odyssey Partners L.P. (collectively the "Confidentiality Agreements");

                 (xii) provide all commercially reasonable assistance to the Buyer and the Purchasing Subsidiaries to obtain all governmental licenses, permits, franchises and other governmental authorizations necessary or appropriate for the Buyer and the Purchasing Subsidiaries to conduct the Purchased Business after the Closing in the same manner as heretofore conducted;

                 (xiii) deliver to Buyer all of the monthly and quarterly financial statements for periods and dates subsequent to April 30, 1995 of the Purchased Business as soon as the same are available; provided, however, that this clause (xiii) shall not require any financial statement to be prepared other than in the ordinary course of business.

ARTICLE 5 - REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

                 Buyer hereby represents, warrants and covenants to PBI, as of the date of this Agreement and as of the Closing that:

                 5.1 Organization and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own its properties and to conduct its business as it is now being conducted and to enter into and perform this Agreement and the transactions contemplated hereby. Each Purchasing Subsidiary will, as of the Closing, be a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power and authority to own its properties and to conduct its business as it is now being conducted and to enter into and perform the Subsidiary Purchase Agreement to which it is a party and the transactions contemplated hereby and thereby.

                 5.2 Due Authorization; No Breach. (a) The execution, delivery and performance by Buyer of this Agreement and by each Purchasing Subsidiary of the Subsidiary Purchase Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the respective Board of Directors and shareholders, if required by applicable law, of Buyer and each Purchasing Subsidiary, and no further corporate action is required to be taken by Buyer or any Purchasing Subsidiary in order to execute, deliver and perform this Agreement and the Subsidiary Purchase Agreements and to acquire and pay for all of the Purchased Business.

                 (b) This Agreement has been duly and validly executed and delivered by Buyer, and, assuming this Agreement constitutes the legal, valid and binding obligations of PBI, Monarch, PB Marking, PB France and PBIH, this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws from time to time in effect which affect the enforcement of creditors' rights generally and by general principles of equity (regardless whether such enforceability is considered in a proceeding in equity or at law).

                 (c) Each Subsidiary Purchase Agreement has been duly and validly executed and delivered by the Purchasing Subsidiary which is a party thereto, and, assuming such Subsidiary Purchase Agreement constitutes the legal, valid and binding obligations of the Asset Seller which is a party thereto, such Subsidiary Purchase Agreement constitutes the legal, valid and binding obligation of such Purchasing Subsidiary, enforceable against such Purchasing Subsidiary in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws from time to time in effect which affect the enforcement of creditors' rights generally and by general principles of equity (regardless whether such enforceability is considered in a proceeding in equity or at law).

                 (d) Except as set forth in Schedule 5.2 hereto, neither the execution and delivery of this Agreement or the Subsidiary Purchase Agreements nor the consummation of the transactions contemplated hereby or thereby will (i) violate or conflict with any provision of Buyer's or any Purchasing Subsidiary's Certificate of Incorporation, By-Laws or other relevant charter document, (ii) violate, conflict with, result in a breach of any provisions of, constitute a default or require consent under, result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Buyer or any Purchasing Subsidiary under any note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to which Buyer or a Purchasing Subsidiary is a party or by which it is bound, or (iii) violate or conflict with any federal, state, local, municipal or foreign statute, law, ordinance, rule or regulation, or any judgment, order, writ, injunction, award or decree of any Person or other authority applicable to Buyer or a Purchasing Subsidiary.

                 5.3 Consents. Except for those Consents required for the purchase of and payment for the Purchased Business as set forth in Schedule 5.3 hereto, including without limitation any Consent required in connection with the HSR Act, the French Exchange Control Law and the UK Acts, no Consent of or from any Person is legally required to be obtained by Buyer or a Purchasing Subsidiary to consummate the transactions contemplated hereby.

                 5.4 Financing. Buyer has funds available or has written firm commitments or highly confident letters from reputable financial institutions (copies of which have been delivered to PBI) for funds, sufficient to acquire and pay for all of the Purchased Business and otherwise to consummate the transactions contemplated by this Agreement and the Subsidiary Purchase Agreements on the terms and conditions contemplated hereby and thereby.

                 5.5 Investment Intention. Buyer (a) is acquiring the Shares for its own account for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof, (b) is an Accredited Investor as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, and (c) does not have any contract, commitment, obligation, understanding, agreement or arrangement with any Person, or any present intention, to sell, transfer or otherwise distribute any of the Shares.

                 5.6 Claims. No litigation or claims have been brought or threatened in writing against Buyer or any Purchasing Subsidiary respecting the transactions contemplated by this Agreement or the Subsidiary Purchase Agreements.

ARTICLE 6 - SELLERS' CONDITIONS OF CLOSING

                 The obligations of PBI, Monarch, PB Marking, PBIH and PB France to consummate the transactions contemplated by this Agreement are, unless waived by them, subject to the fulfillment, on or before the Closing, of each of the following conditions:

                 (a) No applicable federal, state, local, municipal or foreign statute, law, ordinance, rule or regulation and no judgment, order, writ, injunction, award or decree of a court, governmental, quasi-governmental or public agency, arbitrator, tribunal, commission, board, bureau, instrumentality or other authority of competent jurisdiction shall be in effect to forbid, enjoin or place any condition reasonably unacceptable to PBI on the consummation of the transactions contemplated by this Agreement or the Subsidiary Purchase Agreements;

                 (b) PBI and the Asset Sellers shall have received all certificates, instruments, agreements and other documents to be delivered by Buyer or a Purchasing Subsidiary at or before Closing as provided in this Agreement and the Subsidiary Purchase Agreements;

                 (c) PBI shall have received copies of all necessary Consents or waivers thereof legally required to be obtained by PBI or Buyer under any applicable law in connection with the consummation of the transactions contemplated hereby, including without limitation the termination or expiration of the applicable waiting period under the HSR Act or the UK Acts;

                 (d) Buyer shall have delivered to PBI, in form and substance satisfactory to PBI, (i) an opinion of counsel to Buyer with respect to the legal matters related to the representations and warranties made by Buyer in Sections 5.1, 5.2 and 5.3 hereof, (ii) a certificate signed by the Chief Financial Officer and another executive officer of Buyer confirming that the conditions set forth in Section 6(e) have been satisfied and (iii) such other certificates, instruments, agreements and documents as PBI may reasonably request to evidence the authority and power of Buyer and the Purchasing Subsidiaries to consummate the transactions contemplated by this Agreement and the Subsidiary Purchase Agreements;

                 (e) All covenants and obligations of Buyer and the Purchasing Subsidiaries under this Agreement and the Subsidiary Purchase Agreements to be performed at or prior to Closing (including without limitation the payment of the Purchase Price in full and any additional amounts, if any, required to be paid at the Closing in accordance with Section 1.4 and Section 1.7 hereof, and any other covenants and obligations set forth in Article 9 hereof) shall have been performed, and the representations and warranties of Buyer and the Purchasing Subsidiaries contained in this Agreement and the Subsidiary Purchase Agreements shall be true and correct on and as of the Closing in all material respects with the same effect as though such representations and warranties had been made on and as of such date, except to the extent attributable to actions permitted or consented to by PBI in writing;

                 (f) No action by any governmental authority shall have been instituted or threatened (i) for the purpose of enjoining or preventing the transactions contemplated by this Agreement or (ii) that questions the validity or legality of the transactions contemplated hereby;

                 (g) One or more Instruments of Assumption pursuant to which the Buyer and/or one or more Purchasing Subsidiaries assume the Assumed Liabilities, substantially in the form attached hereto as Exhibit B shall have been executed and delivered to PBI; and

                 (h) A license exactly in the form of Exhibit L hereto shall have been entered into (the "PBI License Agreement").

ARTICLE 7 - BUYER'S CONDITIONS OF CLOSING

                 The obligation of Buyer to consummate the transactions contemplated by this Agreement are, unless waived by Buyer, subject to the fulfillment, on or before the Closing, of each of the following conditions:

                 (a) No applicable federal, state, local, municipal or foreign statute, law, ordinance, rule or regulation and no judgment, order, writ, injunction, award or decree of a court, governmental, quasi-governmental or public agency, arbitrator, tribunal, commission, board, bureau, instrumentality or other authority of competent jurisdiction shall be in effect to forbid, enjoin or place any condition reasonably unacceptable to Buyer on the consummation of the transactions contemplated by this Agreement or the Subsidiary Purchase Agreements;

                 (b) Buyer and the Purchasing Subsidiaries shall have received all certificates, instruments, agreements and other documents to be delivered by PBI, an Asset Seller, PB France and Monarch at or before Closing as provided in this Agreement and the Subsidiary Purchase Agreements;

                 (c) Buyer shall have received copies of all necessary Consents or waivers thereof legally required to be obtained by Buyer or PBI, a Selling Subsidiary or an Affiliate under any applicable law in connection with the consummation of the transactions contemplated hereby, including without limitation the termination or expiration of the applicable waiting period under the HSR Act or the UK Acts;

                 (d) PBI shall have delivered to Buyer and, if so requested, to Buyer's lenders and placement agents (i) an opinion of Douglas A. Riggs, Esq., General Counsel of Seller, with respect to the legal matters related to the representations and warranties made by

PBI concerning PBI in Sections 4.1, 4.2 and 4.3 hereof and the legal, valid and binding nature of the Agreements attached hereto as Exhibits E, F, G (provided Dictaphone Corporation is a subsidiary of PBI at the Closing), I, J, N and O,
(ii) certificates signed by the Chief Financial Officer and another executive officer of each of PBI and Monarch confirming that the conditions set forth in
Section 7(e) have been satisfied, and (iii) such other certificates, instruments, agreements and documents as Buyer may reasonably request to evidence the authority and power of PBI and the Selling Subsidiaries to consummate the transactions contemplated by this Agreement and the Subsidiary Purchase Agreements;

                 (e) All covenants and obligations of PBI and the Selling Subsidiaries under this Agreement and the Subsidiary Purchase Agreements to be performed at or prior to Closing (including, without limitation, those set forth in Article 9 hereof) shall have been performed, and the representations and warranties of PBI and the Asset Sellers contained in this Agreement and the Subsidiary Purchase Agreements shall be true and complete on and as of the Closing in all material respects with the same effect as though such representations and warranties had been made on and as of such date, except to the extent attributable to actions permitted or consented to by Buyer in writing;

                 (f) No action by any governmental authority shall have been instituted or threatened (i) for the purpose of enjoining or preventing the transactions contemplated by this Agreement, or (ii) that questions the validity or legality of the transactions contemplated hereby;

                 (g) The German Transitional Services Agreement, French Transitional Service Agreement, Pitney Bowes Purchasing Agreement (Equipment and Supplies), Specialty Ink Agreement, and Dictaphone Supply Agreement, substantially in the forms attached hereto as Exhibits C through G, respectively (with such changes, in the case of the Pitney Bowes Purchasing Agreement (Equipment and Supplies) only, as shall be necessary to make such Agreement reasonably satisfactory to Buyer), shall have been executed and delivered by the parties thereto. PBI and Buyer shall have agreed on the prices to be specified in the Schedules to the Pitney Bowes Purchasing Agreement (Equipment and Supplies). PBI and Buyer shall have agreed on the dollar amount of purchases to be specified in Section 2(a) of the Specialty Ink Agreement;

                 (h) The Buyer shall have received at least $108,000,000 of proceeds of a debt financing on substantially the terms set forth in the letters referred to in Section 5.4 hereof, more favorable terms or other terms which are reasonably satisfactory to Buyer;

                 (i) The Buyer and the Purchasing Subsidiaries shall have obtained all governmental licenses, permits, franchises and other governmental authorizations which are necessary to conduct the Purchased Business after the Closing in the manner heretofore conducted;

                 (j) Buyer shall be reasonably satisfied that PB France has transferred to Monarch France, in accordance with a Contribution Agreement substantially in the form attached hereto as Exhibit H, the Assets and liabilities to be transferred to Monarch France as contemplated by this Agreement;

                 (k) Buyer shall be reasonably satisfied that Monarch's Base Materials Business has been transferred to PBI, in accordance with the documents substantially in the form attached hereto as Exhibit I; PBI and Buyer shall have agreed on the list of assets to be transferred and to be excluded from such transfer;

                 (l) Buyer shall have received all the books and records of each Asset Seller and all the Assets required to be transferred by an Asset Seller pursuant to this Agreement or the Subsidiary Purchase Agreements;

                 (m) An Instrument of Assignment, assigning the Contracts to be assigned pursuant to the Subsidiary Purchase Agreements, shall have been executed, in form and substance reasonably satisfactory to Buyer;

                 (n) Consents required to be obtained for the assignment of all material Contracts to be assumed by Buyer or a Purchasing Subsidiary shall have been obtained;

                 (o) Leases or sub-leases, as the case may be, shall have been entered into with respect to (1) Monarch's lamination and service business operation's occupancy in the Kohnle Drive facility, Miamisburg, Ohio substantially in the form of Exhibit J hereto; and (2) Monarch France's occupation of building #1 of PB France's leasehold in Fontenay-sous-Bois, France, substantially in the form of Exhibit K hereto (and the landlord's consent shall have been obtained or some other satisfactory arrangement shall have been made);

                 (p) The PVC Materials License shall have been entered into exactly in the form set forth in Exhibit N hereto;

                 (q) A Distributorship Agreement with PB Sweden, substantially in the form of Exhibit M hereto, shall have been entered into;

                 (r) One or more Bills of Sale for the Purchased Assets shall have been executed and delivered to Buyer in form and substance reasonably satisfactory to Buyer;

                 (s) The four (4) shares of Monarch Mexico's stock and the one
(1) share of Monarch New Zealand's stock not currently owned by Monarch and the seven shares of

Monarch France not then owned by PB France will have been transferred to a designee of Buyer;

                 (t) Seller shall have caused the auditors of the various Monarch companies to resign concurrently with the Closing;

                 (u) Any notification period with respect to German employees shall have lapsed; and

                 (v) The Seestrom License Agreement shall have been entered into exactly in the form set forth in Exhibit O hereto.

ARTICLE 8 - TERMINATION; SURVIVAL

                 8.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to or at the Closing:

                 (a) By mutual consent of PBI and Buyer upon express approval of their respective Boards of Directors;

                 (b) By PBI if any of the conditions set forth in Article 6 hereof shall not have been met and shall not have been waived by PBI as of July 31, 1995 because Buyer has failed to perform in any material respect any of its obligations under this Agreement (following notice and a 30 day opportunity to cure);

                 (c) By Buyer if any of the conditions set forth in Article
7 hereof shall not have been met and shall not have been waived by Buyer as of July 31, 1995 because PBI or Monarch has failed to perform in any material respect any of its obligations under this Agreement (following notice and a 30 day opportunity to cure); or

                 (d) By PBI or Buyer, if the Closing has not taken place on or before July 31, 1995 and the failure of the Closing to take place on or before such date did not result from the failure by any party to fulfill any undertaking or commitment, or to satisfy any condition, provided for herein which is required to be fulfilled or satisfied prior to or at Closing.

                 8.2 Survival. If this Agreement is terminated pursuant to
Section 8.1 hereof, this Agreement, except for Articles 11 and 13 hereof and as otherwise provided in this Section 8.2, shall become null and void and of no further force and effect. Subject to the foregoing sentence, (i) if any such termination is pursuant to Section 8.1(a) or (d) hereof, none of the parties shall have any liability in respect of such termination, and (ii) if termination is pursuant to Section 8.1(b) or (c) hereof, such termination will not affect any party's rights or remedies with respect to another party's breach of this Agreement. Promptly following termination of this Agreement, Buyer will return to PBI all written information received from any officers, directors, employees and/or agents of PBI, any Affiliate or Selling Subsidiary in connection with the transactions contemplated hereby, except documents which have been publicly distributed and drafts of any agreements contemplated hereunder.

ARTICLE 9 - CLOSING

                 9.1 Closing. The closing of the transactions contemplated by this Agreement shall take place at the offices of Latham & Watkins, special counsel to the Buyer, located at 885 Third Avenue, New York, New York 10022, on June 29, 1995, or at such other time and place as Buyer and PBI may mutually agree in writing (such time being referred to herein as the "Closing"), and shall be deemed effective as of 12:01 A.M. on the date of the Closing.

                 9.2 PBI's Obligations and Closing Deliveries. At the Closing, PBI shall deliver, or cause to be delivered, to Buyer the following;

                 (i) Certificates representing (a) one thousand (1,000) Monarch Shares, (b) one hundred (100) UK Shares and (c) ten (10) Hong Kong Shares, all accompanied by duly executed blank stock powers or properly endorsed for transfer with all required governmental stock transfer stamps attached;

                 (ii) Certificates representing all of the French Shares, accompanied by share transfer forms (Ordres de mouvements) for the French Shares, duly executed by PB France, and evidence that title to the French Shares has been transferred in the "Registre des Mouvements de Titres";

                 (iii) The corporate minute books and stock transfer books of Monarch, Monarch United Kingdom, Monarch Mexico, Monarch Singapore, Monarch Hong Kong and Monarch France;

                 (iv) A shareholders' meeting shall have been called by PB France for Monarch France, and Buyer's designees shall have been elected as Directors;

                 (v) Written resignations of all officers and directors of Monarch, Monarch United Kingdom, Monarch Mexico, Monarch Singapore (to the extent controlled by Monarch), Monarch Hong Kong and Monarch France in office immediately prior to the Closing whose resignations shall be requested by Buyer;

                 (vi) The opinion of counsel and officer's certificate required pursuant to Section 7(d) hereof;

                 (vii) All Consents described in Schedules 4.3(b) and 4.8 attached hereto;

                 (viii) Any other material Consents, instruments or documents which are contemplated by this Agreement or necessary or appropriate to sell and convey the Shares or the Purchased Assets to Buyer;

                 (ix) One certified copy each of the resolutions of the Boards of Directors of PBI, Monarch and the Selling Subsidiaries evidencing the authorizations set forth in Section 4.2 hereof;

                 (x) A written receipt for payment of the Purchase Price (and any additional amounts, if any, required to be paid by Buyer in accordance with
Section 1.4 and Section 1.7 hereof) duly executed by PBI on behalf of itself, PBIH and PB Marking;

                 (xi) A written receipt for payment of its allocated share of the Purchase Price duly executed by PB France;

                 (xii) Certified copies of the minutes of the meetings at the Worker's Committee of PB France at which the transactions contemplated herein have been reviewed; and

                 (xiii) The documents set forth in Sections 7(g), (m), (o),
(p), (q), (r) and (x).

                 9.3 Buyer's Obligations and Closing Deliveries. At the Closing, Buyer shall deliver to PBI the following:

                 (i) The full Purchase Price in accordance with Section 1.3 hereof;

                 (ii) Any additional amounts required to be paid in accordance with Section 1.4 and Section 1.7 hereof;

                 (iii) The opinion of counsel and officer's certificate required pursuant to Section 6(d) hereof;

                 (iv) All material Consents required to be obtained by Buyer described in Schedule 5.3 attached hereto;

                 (v) One certified copy each of the resolutions of the Board of Directors and stockholders, if required by applicable law, of Buyer and each Purchasing Subsidiary evidencing the authorizations set forth in Section 5.2 hereof;

                 (vi) A written receipt for the certificates representing the Monarch Shares, the UK Shares, the Hong Kong Shares, the French Shares and the shares of Monarch Mexico and Monarch Singapore owned by Monarch and for the Purchased Assets duly executed by Buyer and the Purchasing Subsidiaries, as applicable; and

                 (vii) The document set forth in Sections 6(g) and 6(h).

ARTICLE 10 - POST CLOSING OBLIGATIONS

                 10.1 Taxes and Adjustments.

                 (a) Buyer and PBI (or a Selling Subsidiary) shall each be liable for 50% of (i) all sales, use, transfer, recording, value-added, excise or similar Taxes (other than Taxes on net or gross income or gross receipts or Taxes imposed in lieu thereof) and (ii) all recording fees, notarial fees, stamp duties arising on the transfer of any of the Shares (all of the foregoing are hereinafter referred to as "Transactional Taxes") imposed by any jurisdiction with respect to the sale, assignment, transfer and conveyance of the Purchased Business or otherwise on account of this Agreement, the Subsidiary Purchase Agreements or the transactions contemplated herein or therein (excluding any sale, assignment, transfer or conveyance between PBI and its affiliates that is described on Schedule 4.27 hereof, other than the transfer of assets relating to the Business by PB France to Monarch France as described in item 3 of Schedule 4.27); provided, however, that notwithstanding the foregoing, PBI (or a Selling Subsidiary) shall not be liable for any value-added or similar Transactional Taxes if and to the extent that Buyer or a Purchasing Subsidiary obtains a tax credit or other tax relief in respect of such value-added or similar Transactional Taxes. Buyer shall provide PBI (or the Selling Subsidiary) with appropriate exemption certificates or direct pay certificates where possible. In the event PBI (or a Selling Subsidiary) or Buyer pays more than its share of liability with respect to Transactional Taxes, Buyer or PBI (or a Selling Subsidiary), as the case may be, shall reimburse PBI (or the Selling Subsidiary) or Buyer, as the case may be, no later than three (3) days from receipt of notice and documentation reasonably substantiating such payment of such excess payment thereof, for any Transactional Taxes paid by the other party.

                 (b) All Taxes attributable to an Affiliate (or any subsidiary thereof) or properties, assets, operations, capital stock or surplus of an Affiliate (or any subsidiary thereof) (i) for periods or portions thereof from the Closing shall be the responsibility of Buyer and (ii) for periods or portions thereof ending on or prior to the Closing shall be the responsibility of PBI except to the extent reflected and reserved against on the Closing Balance Sheet.

                 (c) Except as otherwise provided herein, PBI shall pay and be responsible for, shall indemnify and hold Buyer harmless against, and shall be entitled to all refunds and credits (regardless of when the appropriate Return is filed) of, all Taxes which are payable with respect to Monarch for any taxable year or any portion thereof ending on or before the Closing (including a portion of a taxable year up to and including the date of the Closing); provided, however, that notwithstanding the foregoing or anything to the contrary contained in this Agreement, PBI (and its affiliates) shall not be responsible for any Taxes payable with respect to any period ending on or before the Closing if and to the extent that the liability for such Taxes is reflected and adequately reserved on the Closing Balance Sheet.

                 (d) Buyer shall pay and be responsible for, and shall indemnify and hold PBI (and all affiliates of PBI) harmless against, and shall be entitled to all refunds and credits (regardless of when the appropriate Return is filed) of, all Taxes for any taxable year or taxable period (including any portion thereof) of Monarch commencing on or after the Closing which are due or payable by Monarch or by Buyer with respect to Monarch.

                 (e) Buyer will join with PBI in making an election under
Section 338(h)(10) of the Code, (and any corresponding elections under state, local or foreign Tax law) (collectively, a "Section 338(h)(10) Election") with respect to the purchase and sale of the Monarch Shares. PBI will pay any federal, state or local income tax attributable to the making of this Section 338(h)(10) Election. Buyer shall have the option to make an election under
Section 338(g) of the Code with respect to the foreign subsidiaries of Monarch. If both PBI and Buyer agree, an election under any foreign law similar to the election available under Section 338(g) of the Code with respect to the purchase and sale of the Monarch Shares hereunder where the foreign tax jurisdiction does not provide or recognize a Section 338(h)(10) Election, will be made with respect to the foreign subsidiaries of Monarch. Buyer will pay federal, state, local and foreign taxes (and indemnify PBI and its affiliates against any adverse consequences arising out of any failure to pay such tax) attributable to an election under Section 338(g) or an election corresponding to Section 338(g) of the Code made under any foreign law; provided, however, that Buyer's total liability under the preceding sentence shall be limited to the amount of tax liability resulting from an election under Section 338(g) (or a corresponding election under foreign law) and Section 338(h)(10)

Election over and above the tax liability that would be imposed as a result of
Section 338(h)(10) Election without an election under Section 338(g) (or a corresponding election under foreign law).

                 (f) PBI and Buyer shall execute and file such forms, returns, elections and other documents, and take such other actions consistent with or necessary to effect and preserve the Section 338(h)(10) Election. In connection with such Section 338(h)(10) Election, no later than 90 days after the Closing, PBI and Buyer shall act together in good faith to (i) determine and agree upon the amount of the "adjusted gross-up basis" of Monarch's assets within the meaning of Section 338 of the Code and Treasury regulations thereunder, which "adjusted grossed-up basis" shall be determined in a manner consistent with the Purchase Price allocated to the Monarch Shares, and (ii) agree upon the proper allocations of the "adjusted grossed-up basis" of Monarch's assets among Monarch's assets in accordance with section 338(b)(5) of the Code and the Treasury regulations promulgated thereunder. In addition, PBI and Buyer shall report consistently on their Returns the amount of consideration paid by Buyer for the Shares, which is allocated among the assets in accordance with the allocations made pursuant to Section 1.5 hereof and this Section 10.1(f).

                 (g) Neither Buyer nor any member of the affiliated group (within the meaning of Section 1504 of the Code) which includes the Buyer shall make an election (hereinafter a "Regular Section 338 Election") under Section 338(g) of the Code with respect to Monarch (other than the Section 338(h)(10) Election) or take or omit to take any action, the taking or omission of which causes Buyer or any member of the affiliated group which includes Buyer to be treated as having made a Regular Section 338 Election with respect to Monarch. In the event Buyer makes or is treated as having made a Regular Section 338

Election with respect to Monarch due to actions or errors on the part of Buyer, then, Buyer, notwithstanding anything contained in this Agreement to the contrary, shall pay and be responsible for, and shall indemnify and hold PBI (and all affiliates of PBI) harmless against, all Taxes payable with respect to Monarch which arise from such Regular Section 338 Election.

                 (h) PBI will include the income of Monarch in the PBI consolidated federal income tax returns for all periods through the Closing and pay any federal income taxes attributable to such income. Monarch shall furnish Tax information to PBI for inclusion in PBI's federal consolidated income Tax return for the period which includes the Closing in accordance with Monarch's past custom and practice. The income of Monarch and its subsidiaries will be apportioned for the period up to and including the Closing and the period after the Closing by closing the books of Monarch as of the Closing.

                 (i) PBI shall have the right, at its own expense, to control any audit or examination by any taxing authority ("Tax Audit"), initiate any claim for refund or amended return, and contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment of Taxes with respect to Monarch for any taxable period ending on or before the Closing. Buyer shall promptly forward to PBI all written notification and other written communications from any taxing authority received by Buyer or Monarch relating to any liability for Taxes for any such taxable period, and Buyer shall execute or cause to be executed any powers of attorney or other documents requested by PBI to enable PBI (or any of its affiliates) to take any and all reasonable actions PBI desires to take subject to the provisions of this Section 10.1(i) with respect to any Tax Audit for any such period. Notwithstanding the foregoing, (i) PBI shall not settle or otherwise resolve any


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


assessment, notice of deficiency or adjustment of Taxes of Monarch for any taxable period ending on or before the Closing where such settlement or resolution could reasonably be expected to result in a Material Adverse Tax Effect without the consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned; and (ii) in the event the results of a Tax Audit or proceeding involving a taxable period ending within three (3) years after the date of the Closing could reasonably be expected to have a Material Adverse Tax Effect for periods ending on or before the date of the Closing, there shall be no settlement or other agreement with respect thereto without the written consent of PBI (which consent shall not be unreasonably withheld, conditioned or delayed).

                 (j) For any taxable year or Tax period beginning after the Closing, Buyer and Monarch shall be liable for, and shall hold PBI (and all its affiliates) harmless from and against, any and all Taxes due or payable by Buyer or by Monarch with respect to Monarch.

                 (k) Any Taxes for a tax period beginning before the Closing and ending after the Closing shall be apportioned between PBI and Buyer, in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, on a per diem basis and, in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, based on the actual operations of Affiliate during the portion of such period ending on the Closing and the portion of such period beginning on the day following the Closing, and each such portion of such period shall be deemed to be a Tax period subject to the provisions of this Section 10.1. All determinations necessary to give effect to the foregoing apportionment shall be made in a manner consistent with generally accepted accounting principles. Buyer shall cause Affiliate to file any required separate (non-consolidated or non-combined) federal, state, local and foreign tax returns for any such period, and Buyer shall pay, or cause its subsidiaries or affiliates to pay, all federal, state, local or foreign Taxes shown as due on any such return with respect to Monarch. Buyer will notify PBI of any amount of Taxes (or a portion thereof) due on such return for which PBI is liable pursuant to Sections
10.1(b) or 10.1(c) hereof within 10 days after such amount is determined, and PBI will pay such amount to Buyer within 10 days after receipt of such notice.

                 (l) Subsequent to the date hereof, the parties hereto shall provide, and cause their respective subsidiaries to provide, each other, with such cooperation and information relating to the Business as the parties reasonably deem necessary in (i) filing any Return, amended Return, claim for refund, election or consent, (ii) determining any liability for Taxes or a right to refund of Taxes, or (iii) conducting or defending any audit or other proceedings in respect of Taxes. Such cooperation and information shall include providing copies of all relevant Tax Returns, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by taxing authorities and records concerning the ownership and tax basis of property which the Affiliates or any of the Selling Subsidiaries may possess. The parties shall make, and shall cause their respective subsidiaries to make, their employees, accountants and other advisors available on a mutually convenient basis to provide explanations of any documents or information required to be provided hereunder. The parties shall retain, and shall cause their respective subsidiaries to retain, all Returns, schedules and work papers, and all material records and other documents relating thereto, until the later of (x) the date which is ten (10) years after the last day of the taxable year to which such Returns, schedules, work papers, records or documents relate or (y) the expiration of the statute of limitations (and to the extent notified by any party, any extensions thereof) of the taxable years to which such Returns and other documents relate and, unless such Returns and other documents are offered and delivered to PBI or Buyer, as applicable, until the final determination of any Tax in respect of such years. In addition, the parties shall comply, and shall cause their respective subsidiaries to comply, with all applicable governmental record retention agreements entered into with any taxing authority with respect to the Affiliates, the Purchasing Subsidiaries and/or the Selling Subsidiaries.

                 (m) All refunds or over-payment credits of Taxes, to the extent that such refunds or credits arise from events occurring on or before the Closing, shall be for the account of PBI, and Buyer shall promptly forward to or reimburse PBI for any such refunds or over-payment credits due PBI after the receipt thereof. Notwithstanding the preceding sentence, however, Buyer shall not be entitled to any refund or credit of Taxes resulting from the carryback of any item to a taxable year or Tax period ending on or before the Closing if an election could have been made to relinquish such carryback.

                 (n) PBI and Buyer jointly shall represent the interests of the Affiliates in any Tax Audit or administration or court proceeding relating to any taxable period of the Affiliate which includes (but does not begin or end on) the date of the Closing. All costs, fees and expenses paid to third parties in the course of such proceeding shall be borne by PBI and Buyer in the same ratio in which, pursuant to the terms of this Agreement, PBI and Buyer would share the responsibility for payment of the Taxes asserted by the taxing authority in such claim or assessment if such claim or assessment were sustained in its entirety.

                 (o) Without prejudice to any rights of PBI under Section 10.1(m), Buyer and PBI have agreed in relation to Monarch United Kingdom, Monarch France, Monarch


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


Mexico, Monarch Singapore and Monarch Hong Kong that in respect of all taxable periods or portions thereof ended on or before the Closing (the "Relevant Periods") PBI shall (i) pay and be responsible for, and shall indemnify and hold Buyer (and all affiliates of Buyer) harmless against, Taxes for the Relevant Periods (if and to the extent not reserved for in the Closing Balance Sheet) and
(ii) have the right to solely conduct the Tax affairs for the Relevant Periods (excluding taxable periods beginning prior to and ending after the date of the Closing). Buyer agrees that (i) PBI (or such professional advisers as PBI may elect) shall have the right to conduct the preparation, submission to the taxing authorities, negotiation, correspondence and agreement of the profits or losses for taxation purposes for the Relevant Periods (excluding taxable periods beginning prior to and ending after the date of the Closing) and that PBI and its advisers shall be provided on a timely basis with such information and assistance and access to such documents and records as it may reasonably require and Buyer may reasonably deem necessary in connection therewith, and (ii) except as directed by PBI in writing from time to time, neither Buyer nor any affiliate of Buyer shall do any act or thing after Closing which would reduce or extinguish any relief or allowance in respect of any Relevant Period and neither Buyer nor any affiliate of Buyer shall amend, disregard, withdraw or disclaim any elections, claims or benefits in relation to any Relevant Period. Notwithstanding the foregoing, PBI shall obtain Buyer's prior consent (which consent shall not be unreasonably withheld, delayed or conditioned) in any submission to the taxing authorities or any settlement or other resolution of tax issues relating to the Relevant Periods where the resolution of such Tax issue or issues could reasonably be expected to have a Material Adverse Tax Effect.

                 10.2 Further Assurances. At any time and from time to time after the Closing, the parties agree to cooperate with each other, to execute and deliver such other documents, instruments of transfer or assignment, and do all such further acts and things as may be reasonably required to carry out the transactions contemplated hereunder.

                 10.3 Access to Records. Following the Closing, at the reasonable request of PBI, Buyer shall give and cause each Affiliate and each Purchasing Subsidiary to give to PBI, each Selling Subsidiary and their respective authorized representatives full access, during regular business hours, to any and all of the premises, properties, contracts, books, records and data of each Affiliate or to the extent relevant, any contracts, books, records and data relating to the Purchased Assets relating to periods on or prior to the Closing and to make copies thereof or extracts therefrom, and will cause its, an Affiliate's or a Purchasing Subsidiary's officers, directors, employees, agents and other representatives to furnish to PBI, each Selling Subsidiary and their respective authorized representatives, any and all data and information pertaining to an Affiliate or to the Purchased Assets or the operation thereof relating to periods on or prior to the Closing that PBI shall from time to time reasonably request. At Buyer's reasonable request, PBI shall give and cause each Selling Subsidiary to give Buyer, an Affiliate, or a Purchasing Subsidiary and their authorized representatives full access, during regular business hours, to their sales records exclusively related to the Business (other than those in the possession of an Affiliate after the Closing), and shall permit Buyer to make a copy or extracts from any such documents as Buyer shall reasonably designate.

                 10.4 Preservation of Records. Buyer agrees that it shall, and shall cause each Affiliate and each Purchasing Subsidiary to, preserve and keep the records of such

Affiliate or an Asset Seller delivered to Buyer or a Purchasing Subsidiary hereunder (including Tax related documents and agreements under Section
10.3(m) hereof) for a period of ten (10) years from Closing, or for any longer period as may be required by any Person or other authority or any ongoing investigation, claim, suit, action, proceeding or litigation, and shall make such records available to PBI as may be reasonably required by PBI in connection therewith or in connection with any tax examination or audit of PBI. If Buyer, an Affiliate or a Purchasing Subsidiary wishes to destroy or discard such records after that time, Buyer shall first give or cause to be given ninety (90) days' prior written notice to PBI and PBI shall have the right, at its option and expense, upon prior written notice given to Buyer within said ninety (90) day period, to take possession of said records within one hundred and eighty
(180) days after the date of the notice from Buyer.

                 10.5 Transitional Use of Trademarks and Corporate Name.

                 (a) Except as expressly permitted by Section 10.5(b) hereof, Buyer shall not use, and shall not permit any Affiliate, any Purchasing Subsidiary or any other subsidiary or affiliate of the Buyer, to directly or indirectly, in any manner whatsoever, use the names and service marks "Pitney Bowes," "Pitney Bowes Inc.," "PBI" or "PB", or any corporate logo or design, name, trade name, trademark, assumed name, corporate name or service mark which contains or is confusingly similar to the names "Pitney Bowes," "PBI," "PB" or "Pitney Bowes Inc.," or to PBI's corporate logo or design ("PBI Names and Marks"), including but not limited to use as a corporate logo or design, name, trade name, trademark, assumed name, corporate name or service mark, and shall not attempt to register said PBI Names and Marks in any federal, state, or foreign trademark office. Buyer acknowledges that PBI owns all right, title and interest in said PBI Names and Marks and agrees that PBI


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


shall not have an adequate remedy at law for any actual or attempted breach or violation of this Section 10.5(a), and that PBI shall, in addition to any other rights or remedies, be entitled to specific performance, injunction or any other equitable remedy for any such actual or attempted breach or violation.

                 (b) PBI recognizes that certain labels, containers therefor, stationery, signs, forms, supplies, items of inventories, documents and other materials that comprise the Purchased Assets or are or will be in the possession or control of Monarch, Monarch France, Monarch United Kingdom, Monarch Mexico, Monarch Singapore, Monarch Hong Kong and/or the Purchasing Subsidiaries, as well as promotional material relating to such inventory, will bear reference to PBI Names and Marks. PBI agrees that Buyer, Monarch, Monarch France, Monarch United Kingdom, Monarch Mexico, Monarch Singapore, Monarch Hong Kong and the Purchasing Subsidiaries may (i) sell or dispose of any inventory bearing reference to the PBI Names and Marks in the ordinary course of business (including without limitation packaging and containers) until such inventory is sold or disposed of and (ii) use up, for a period of six (6) months after the Closing in North America and one (1) year after the Closing in the rest of the world, any labels, containers, stationery, signs, forms, supplies, documents and materials bearing reference to the PBI Names and Marks which do not constitute inventory for internal purposes only and not for sale, dissemination, transmission or other distribution to any Person other than the Buyer, Monarch, Monarch France, Monarch United Kingdom, Monarch Mexico, Monarch Singapore, Monarch Hong Kong or a Purchasing Subsidiary unless said reference is overstamped to the extent practicable without unreasonable expense but only in each such case set forth in clauses (i) or (ii) above if such inventory, labels, containers, stationery, signs, forms, supplies, documents and materials were in the possession of the Monarch, Monarch France, Monarch United Kingdom, Monarch Mexico, Monarch Singapore, Monarch Hong Kong or Asset Sellers as of the Closing or, to the extent inventory was in the possession of any of their respective suppliers as of the Closing or was manufactured after the Closing and within the period of time required to retool and permit its suppliers to retool, or were returned by customers after the Closing. Notwithstanding the above, Buyer, Monarch, Monarch France, Monarch United Kingdom, Monarch Mexico, Monarch Singapore, Monarch Hong Kong and the Purchasing Subsidiaries shall not have any rights to any blank check stock bearing a reference to the PBI Names and Marks and shall return any such checks to PBI as soon as practicable. Buyer, Monarch, Monarch France, Monarch United Kingdom, Monarch Mexico, Monarch Singapore, Monarch Hong Kong and the Purchasing Subsidiaries shall not use or permit the use of any such labels, containers, stationery, signs, forms, supplies, documents or materials except in strict compliance with this Section 10.5 and shall instruct their respective suppliers to retool so as to comply with this Section 10.5 promptly after the Closing.

                 (c) After the Closing, except in connection with the resale of products of the Purchased Business as expressly authorized to PBI or its subsidiaries, PBI will not, and will not permit any of its subsidiaries, to directly or indirectly, in any manner, use or register the name "Monarch" or "Monarch Marking", or any corporate logo or design, name, trade name, trademark, assumed name, corporate name or service mark which contains or is confusingly similar to the names "Monarch", "Marking Systems" or "Monarch Marking", which in each case shall include any foreign translation thereof, for advertising or promotion or in any other fashion. PBI acknowledges that Buyer shall not have an adequate remedy at law for any actual or attempted breach or violation of this Section 10.5(c), and that Buyer shall, in addition to any other rights or remedies, be entitled to specific performance, injunction or any other equitable remedy for any such actual or attempted breach or violation.

                 10.6 Non-Competition.

                 (a) PBI acknowledges that the Buyer would be irreparably harmed if the Intellectual Property or any proprietary information that primarily relates to the Business or the business and affairs of Monarch or the Buyer or their subsidiaries (all of which is collectively called the "Buyer Proprietary Information") were disclosed to or utilized on behalf of any Person that is in competition in any material respects with any line or lines of business of Monarch or the Buyer. PBI covenants and agrees that it will not at any time, without the prior written consent of Buyer, disclose or use such Buyer Proprietary Information or assist any Person through the use or disclosure of such Buyer Proprietary Information to compete with the Purchased Business. Promptly after the Closing, PBI shall inform and cause each of its subsidiaries to inform their respective employees of the provisions of this Section 10.6(a) and, except as otherwise expressly permitted by Buyer or its subsidiaries, to return to Monarch or destroy all Buyer Proprietary Information in their possession as of the Closing as well as all excerpts or reproductions or studies or other derivatives therefrom in existence as of the Closing.

                 (b) In order that the Buyer may have and enjoy the full benefit of the Purchased Business, and in order to protect its invaluable business reputation and goodwill and to protect the confidential business information of Monarch and to prevent the use of intellectual property by Persons not entitled to the use thereof, PBI agrees for a period of seven years from the Closing (the "Restricted Period") to comply with the following terms, all of which are reasonable and necessary to protect the confidential business information of the Purchased Business and to prevent any unfair advantage from being conferred upon a competing business of the Purchased
Business:

                         (i) PBI will not, and will not permit any of its
                 subsidiaries to, directly or indirectly, persuade or attempt to persuade, any customer or supplier of the Purchased Business to cease doing business with the Purchased Business or reduce the amount of its prior business with respect to the existing lines of Monarch products;

                         (ii) Except as expressly set forth in Section
                 10.6(d), PBI will not, directly or indirectly, compete with, or become an investor or partner in, or supplier of ink or ink rollers to, any person who competes in the field of manufacturing, or marketing of bar code printing or data collection devices, handheld, electronic or mechanical printers or labelers, or components of any of the foregoing or marking services or supplies (including but not limited to tickets, tags and labels) for retail marking applications, industrial, trade or governmental applications or inventory management or distribution systems worldwide, provided, however, that nothing herein shall prevent PBI or its subsidiaries from developing, manufacturing, marketing or distributing (either directly or through third party distributors) systems which integrate bar code printers and data collection devices for any applications including industrial, trade, government, and inventory management or distribution systems; and

                         (iii) Unless otherwise agreed to in a writing signed by
                 Buyer and PBI, PBI will not permit any of its subsidiaries to, at any time, use or disclose any Buyer Proprietary Information to any Person whatsoever. PBI further agrees to take all commercially reasonable steps to prevent its affiliates and agents from using or disclosing any Buyer Proprietary Information in violation of this Section 10.6.

                 (c) The Buyer acknowledges that PBI would be irreparably harmed if any of the intellectual property or any proprietary information that primarily relates to the business or affairs of PBI and its subsidiaries (all of which is collectively called the "PBI Proprietary Information") were disclosed to or utilized on behalf of any Person that is in competition in any material respects with any line or lines of business of PBI or its subsidiaries. The Buyer covenants and agrees that it will not at any time, without the prior written consent of PBI, disclose or use such PBI Proprietary Information or assist any Person through the use or disclosure of such PBI Proprietary Information to compete with the business of PBI or any of its subsidiaries. Promptly after the Closing, the Buyer shall inform and cause each of its subsidiaries to inform their respective employees of the provisions of this
Section 10.6(b) and, except as otherwise expressly permitted by PBI or its subsidiaries, to return to PBI or destroy all PBI Proprietary Information in their possession as of the Closing as well as excerpts or reproductions or studies or other derivatives, therefrom in existence as of the Closing.

                 (d) Notwithstanding anything in this Section 10.6 to the contrary, except for those Persons set forth on Schedule 10.6(d) hereto and any Person manufacturing or selling hand held labeling devices, nothing in this Agreement shall prohibit (i) any Person


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from owning not more than ten percent (10%) of any class of securities of any
Person which is registered under the Securities Exchange Act of 1934, as amended, (ii) any Person in which PBI, the Buyer or any subsidiary of either thereof acquires an interest after the date hereof and which as of the date of such acquisition is engaged in activities which, if engaged in by PBI, the Buyer or any subsidiary of either thereof, would otherwise be prohibited under this
Section 10.6, from continuing to engage in such activities, provided that all such activities permitted under this clause (ii) in which such Person engages do not (x) in any fiscal year following the acquisition and during the Restricted Period or (y) in either of the two (2) fiscal years preceding the acquisition produce gross revenues (A) of more than fifteen percent (15%) of such Person's consolidated gross revenues or (B) exceeding $10,000,000 or (iii) any Person from entering into or acquiring an interest in any partnership, joint venture, strategic alliance or other similar arrangement, agreement or understanding with another Person who is independently engaged in activities which, if engaged in by PBI, the Buyer or any subsidiary of either thereof, would otherwise be prohibited under this Section 10.6 (including without limitation a Person set forth on Schedule 10.6(d) hereto), provided that such partnership, joint venture, strategic alliance, arrangement, agreement or understanding does not engage in any such activities. If PBI, the Buyer or any subsidiary of either thereof acquires an interest in a Person engaged in activities which would otherwise be prohibited under this Section 10.6 beyond what is permitted under this Section 10.6(d), or if any previously acquired Person exceeds the permitted amounts in any fiscal year during the Restricted Period, it shall within one hundred twenty (120) days take such action as is necessary to bring such Person's activities into compliance with this Section 10.6(d).

                 (e) In order that PBI may have and enjoy the full benefit of the exclusive licenses retained by PBI and protect its invaluable business reputation and goodwill and to protect the confidential business information of PBI and to prevent the use of intellectual property licensed exclusively to PBI by persons not entitled to the use thereof:

                         (i) Subject to license rights and other rights to the
                 MONARCH PATENTS (as defined in the License Agreement) held by third parties as of the Closing, during the Restricted Period, the Buyer will not, and will not permit any Affiliate or any of its other subsidiaries to, directly or indirectly, engage in the manufacture or sale of products in violation of the exclusive patent rights granted to PBI, under the License Agreement, in FIELD I (as defined in the License Agreement).

                         (ii) Unless otherwise agreed to in a writing signed by
                 Buyer and PBI, the Buyer will not, and will not permit any Affiliate or any of its other subsidiaries to, at any time, use or disclose any PBI Proprietary Information to any Person whatsoever. The Buyer further agrees to take commercially reasonable steps to prevent its affiliates and agents from using or disclosing any PBI Proprietary Information; and

                         (iii) Buyer will not, and will not permit any of its
                 subsidiaries to, directly or indirectly, persuade or attempt to persuade, any customer or supplier of PBI, in contravention of PBI's license rights in FIELD I, to cease doing or reduce the amount of its business with PBI.

                 (f) The parties acknowledge and agree that the covenants set forth in this Section 10.6 (the "Section 10.6 Covenants") are reasonable and valid in duration, geographical scope and in all other respects. If at the time of enforcement of this Section 10.6, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope, or area. The parties hereto intend to and hereby confer jurisdiction to enforce the Section
10.6 Covenants upon the federal and state courts of the State of New
York. If any court determines that any, or any part of any, Section 10.6 Covenant is unenforceable or invalid, the remainder of the Section 10.6 Covenants shall not be thereby effected and shall be given full effect without regard to the invalid portions. The parties acknowledge and agree that (i) the consideration being paid hereunder is intended to and does compensate the parties and their affiliates for any inconveniences or economic deprivation resulting from the Section 10.6 Covenants and (ii) the Section
10.6 Covenants are essential to protect their respective businesses and goodwill.

                 (g) PBI and the Buyer agree that if either of them or any of their respective subsidiaries commits or threatens to commit a breach of any of the Section 10.6 Covenants, the other party shall have the right to seek and obtain all appropriate injunctive and other equitable remedies therefor, without the necessity of posting bond, in addition to any other rights and remedies that may be available at law, it being acknowledged and agreed that any such breach would cause irreparable injury and that money damages alone would not provide an adequate remedy therefor.


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


ARTICLE 11 - PUBLICITY; CONFIDENTIALITY

                 11.1 Publicity. The parties agree that, prior to and including the Closing, no publicity, release or announcement concerning the execution of this Agreement, any of the provisions of this Agreement or the transactions contemplated hereby shall be issued without the prior written approval of the form and content of same by each of the parties hereto; provided, however, that no such approval shall be required when such disclosure is required by applicable law or the rules or regulations of a national or foreign stock exchange or self-regulatory organization.

                 11.2 Confidentiality. Until the Closing and the consummation of the transactions contemplated by this Agreement, subject to the next sentence, each of the parties hereto shall continue to be bound by all of the terms and conditions of the Confidentiality Agreement. In accordance with Paragraph 8 of the Confidentiality Agreement, this Agreement constitutes a definitive Transaction Agreement for purposes of the Confidentiality Agreement and, to the extent and only to the extent inconsistent with this Agreement, the Confidentiality Agreement is hereby amended and waived. As of the Closing, the Confidentiality Agreement will automatically terminate and be of no further force or effect. PBI agrees that it will request all other parties who executed confidentiality agreements relating to the sale of the Monarch business to return to PBI or to destroy all informational material relating to Monarch provided to such parties. Upon receipt of such informational material, PBI will return to Monarch any such informational material relating to the Business or destroy same.


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


ARTICLE 12 - NOTICES

                 Except as expressly set forth in this Agreement, any notices or communications permitted or required hereunder shall be in writing and shall be deemed sufficiently given if hand-delivered or sent (i) postage prepaid by registered or certified mail - return receipt requested, (ii) by nationally recognized overnight courier service or (iii) by facsimile, with receipt confirmed, to the respective parties as set forth below, or to such other address of which any party may notify the other in writing:

                 if to PBI or any of
                 the Selling Subsidiaries, to:

                         PITNEY BOWES INC.
                         World Headquarters
                         One Elmcroft Road
                         Stamford, Connecticut  06926-0700
                         Attn:  Douglas A. Riggs, Esq.,
                         Vice President, Communications, Planning,
                         Secretary and General Counsel
                         Facsimile:  (203) 351-7756

                 with a copy to:

                         KELLEY DRYE & WARREN
                         101 Park Avenue
                         New York, New York  10178
                         Attn:  John M. Callagy, Esq. and
                                 Merrill B. Stone, Esq.
                         Facsimile:  (212) 808-7897

                 if to Buyer, to:

                         MONARCH ACQUISITION CORP.
                         170 Monarch Lane
                         Miamisburg, Ohio  45342
                         Attn:  Corporate Secretary
                         Facsimile: 513-865-2073
                 with a copy to:

                         LATHAM & WATKINS
                         885 Third Avenue
                         New York, New York  10022
                         Attn:  Kirk A. Davenport, Esq.
                         Facsimile: 212-751-4864

                         and

                         SNOW BECKER KRAUS
                         605 Third Avenue
                         28th Floor
                         New York, New York  10158
                         Attn:  Jack Becker, Esq.
                         Facsimile: 212-949-7052

                 All such notices shall be deemed to have been given on the date delivered, mailed in the manner provided above or sent by facsimile.

ARTICLE 13 - BROKERAGE FEES; FEES AND EXPENSES OF THE PARTIES

                 13.1 Brokers. Each of the parties hereto represents and warrants to the other that, except for PBI's retention of CS First Boston Corporation for its own account, and Buyer's retention of Oppenheimer & Co. for its own account, no broker or finder has acted on its behalf in connection with the transactions contemplated by this Agreement. Each of the parties agrees to indemnify, defend and hold the other party harmless from and against any claim or demand for any commission, compensation or other payment by any other broker, finder or similar agent claiming to have been or that was in fact employed by or on behalf of it.

                 13.2 Fees and Expenses. Regardless of whether the transactions contemplated hereby are consummated, each party shall pay its own respective expenses including, without limitation, the fees, disbursements and expenses of its attorneys, accountants, financial institutions and financial and investment advisors) in connection with the negotiation, preparation and execution of this Agreement and any amendments hereto and the transactions contemplated hereby, except as provided in Section 8.2 hereof. The Purchased Business has not and will not be required to bear any such expenses incurred by or on behalf of PBI or a Selling Subsidiary prior to the Closing.

ARTICLE 14 - MISCELLANEOUS

                 14.1 Binding Effect; Assignment. This Agreement shall be binding upon, and inure to the benefit of each of the parties and their respective successors, legal representatives and assigns permitted in accordance with this Section 14.1. Except as expressly set forth in Article 2 regarding PBI Indemnified Persons and Buyer Indemnified Persons, all of whom are third party beneficiaries of Article 2, nothing herein shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement. Subject to the next sentence, no assignment or delegation of this Agreement or of any rights or obligations hereunder may be made by any party (by operation of law or otherwise) without the prior written consent of each other party, and any attempted assignment or delegation without such consent shall be null and void. Notwithstanding the foregoing, no such consent shall be required for Buyer to assign part or all of its rights under this Agreement (i) to a financial institution as security for the debt financing referred to in Section 7(h) hereof, (ii) to an affiliate of the Buyer or (iii) following the Closing to a bona fide purchaser of all or a portion of the Business or to one or more corporations owned or controlled by Buyer, provided that prior to any such assignment pursuant to clauses (ii) or (iii) above, the assignee agrees in writing, in form and substance subsequently to PBI, to be bound by this Agreement and Buyer's obligations hereunder to the extent of such assignment.


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


No assignment or agreement, whether or not permitted by this Section 14.1, shall relieve or discharge Buyer of any of its obligations under this Agreement.

                 14.2 Schedules. All Schedules attached hereto and the documents and agreements referred to herein to be delivered at or subsequent to the Closing ("Items") are incorporated herein and expressly made a part of this Agreement as fully as though completely set forth herein. Disclosure of any fact or item in any Schedule hereto referenced by a particular paragraph or section in this Agreement shall not, should the existence of the fact or item or its contents be relevant to any other paragraph or section, be deemed to be disclosed with respect to such other paragraph or section.

                 14.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one such counterpart.

                 14.4 Headings. The Article, Section and Schedule headings contained in this Agreement are inserted for convenience of reference only and shall not otherwise affect the meaning or interpretation or be deemed a substantive part of this Agreement.

                 14.5 Amendments; Waiver. No provision of this Agreement may be amended, modified or waived, except in writing signed by all parties. Any such amendment, modification or waiver shall be limited to its express terms. The failure of any party at any time or times to enforce fully or require strict performance of any provision hereof shall in no way operate as a waiver of or affect the right of such party at a later time to enforce fully


                                       96
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or require strict performance of the same. No waiver of any term, covenant, condition, representation or warranty in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, covenant, condition, representation or warranty, or any other term, covenant, condition, representation or warranty.

                 14.6 Severability. If any provision of this Agreement shall hereafter be held to be invalid or unenforceable for any reason, such provision shall be reformed to the maximum extent permitted to preserve the parties' original intent, failing which, it shall be severed from this Agreement with the balance of this Agreement continuing in full force and effect. Such occurrence shall not have the effect of rendering the provision in question invalid in any other jurisdiction or in any other case or circumstance, or of rendering invalid any other provisions contained herein to the extent that such other provisions are not themselves actually in conflict with any applicable law.

                 14.7 Governing Law and Forum. This Agreement shall be governed by and construed in all respects under the laws of the State of New York, without reference to its conflict of laws rules or principles. Any suit, action, proceeding or litigation arising out of or relating to this Agreement shall be brought and prosecuted in such federal or state court or courts located within the State of New York as provided by law. The parties hereby irrevocably and unconditionally consent to the jurisdiction of each such court or courts located within the State of New York and to service of process by registered or certified mail, return receipt requested, or by any other manner provided by applicable law, and hereby irrevocably and unconditionally waive any right to claim that any suit, action, proceeding or litigation so commenced has been commenced in an inconvenient forum.


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                 14.8 Bulk Sale Laws. The parties hereby waive compliance with the bulk sales and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

                 14.9 Insurance Covenant. PBI covenants that, to the extent Buyer can legitimately make a claim on behalf of Monarch under a PBI policy in effect prior to the Closing, it will diligently prosecute such claim or assist Buyer in making such claim.

                 14.10 Survival of Representations and Warranties. The respective representations, warranties and covenants of each of the parties to this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby, regardless of any investigation made by or on behalf of, or disclosure to, any party to whom such representations, warranties or covenants have been made; provided, however, that (a) any representation, warranty or covenant set forth in Article 4, other than Sections 4.1, 4.2, 4.3, 4.4, 4.11, 4.16 or matters as to title to assets or property, shall survive until April 30, 1997 (the "Expiration Date"), except (i) as to any matter as to which the notice required by Section 2.2 is provided to PBI prior to the Expiration Date, in which case the representations, warranties and covenants that are the subject of such notice shall continue to survive and remain a basis for indemnity as to the relevant Claim until such Claim is finally resolved or disposed of and (ii) as to any matter that is based upon fraud by PBI, Monarch or any Selling Subsidiary, in which case the representations, warranties and covenants that are the subject of such fraud shall not expire prior to the expiration of the applicable statute of limitations, (b) any representation, warranty or covenant set forth in Article 3, Section 4.4 or Section 4.16 shall survive until the expiration of any applicable statute of limitations, except as to any matter as to which the notice required by Section 2.2 is provided to PBI


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prior to such date, in which case the representations, warranties and covenants that are the subject of such notice shall continue to survive and remain a basis for indemnity as to the related Claim until such Claim is finally resolved or disposed of, (c) any representation, warranty or covenant set forth in Section
4.11 shall survive for a period of five years from the Closing, except as to any matter as to which the notice required by Section 2.2 is provided to PBI prior to such date, in which case the representations, warranties and covenants that are the subject of such notice shall continue to survive and remain a basis for indemnity as to the related Claim until such Claim is finally resolved or disposed of, and (d) any representation, warranty or covenant set forth in
Section 4.1, 4.2, or 4.3 or matters as to title to assets or property shall survive without any limitations.

                 14.11 Definitions. The following terms are defined this Agreement at the locations indicated below:

        Term                                          Section
        ----                                          -------
        Additional French Shares                      8th Recital
        Affiliates                                    4.2(d)
        Agreement                                     Title
        Asset Sellers                                 12th Recital
        Assets                                        4.7
        Assumed Liabilities                           2.1(b)
        Book Value                                    1.4(a)
        Business                                      11th Recital
        Buyer                                         Title
        Buyer Indemnified Person                      2.1(c)
        Buyer Proprietary Information                 10.6(a)
        Claim                                         2.2
        Closing                                       9.1
        Closing Balance Sheet                         1.4(b)
        Closing Book Value                            1.4(f)
        Closing Purchase Price                        1.7(a)
        Code                                          4.4(d)
        Confidentiality Agreements                    4.27(xi)
        Contracts                                     4.14

        Consents                                      1.6
        December 31 Book Value                        1.4(a)
        Employee Retention Period                     3.1(a)
        Employees                                     3.1(a)
        Environmental Claims                          4.11
        Environmental Conditions                      4.11
        Environmental Laws                            4.11
        ERISA                                         3.1(d)
        Estimated Book Value                          1.4(a)
        Estimated Financial Statements                1.4(a)
        Excluded Assets                               1.2(a)
        Excluded Liabilities                          2.1(b)
        Expenses                                      13.2(c)
        Experts                                       2.2
        Expiration Date                               14.10
        French Exchange Control Law                   1.6
        French Shares                                 8th Recital
        HSR Act                                       1.6
        Hazardous Substances                          4.11
        Hong Kong Shares                              6th Recital
        Indemnified Party                             2.2
        Indemnifying Party                            2.2
        Intellectual Property                         4.13
        Items                                         14.2
        Leased Real Property                          4.5(d)
        Liabilities                                   2.1(a)
        License Agreement                             6(h)
        Liens                                         4.2(d)
        Material Adverse Effect                       4.2(e)
        Material Adverse Tax Effect                   4.27(viii)
        Monarch                                       Title
        Monarch Australia                             2nd Recital
        Monarch Brazil                                9th Recital
        Monarch Canada                                3rd Recital
        Monarch France                                4th Recital
        Monarch Germany                               2nd Recital
        Monarch Hong Kong                             6th Recital
        Monarch Mexico                                9th Recital
        Monarch New Zealand                           9th Recital
        Monarch Shares                                1st Recital
        Monarch Singapore                             9th Recital
        Monarch United Kingdom                        5th Recital
        Owned Real Property                           4.5(d)
        PB France                                     Title
        PB Italy                                      4.13

        PB Marking                                    Title
        PB Sweden                                     4.13
        PBI                                           Title
        PBI Indemnified Person                        2.1(a)
        PBI Names and Marks                           10.5(a)
        PBI Proprietary Information                   10.6(c)
        PBIH                                          Title

        Person                                        4.3(b)
        Personnel                                     4.25(c)
        Plan                                          4.16
        Present French Shares                         7th Recital
        Property                                      4.5(b)
        Purchased Assets                              1.2
        Purchased Business                            1.3
        Purchase Price                                1.3
        Purchasing Subsidiary                         15th Recital
        Regular Section 338 Election                  10.1(g)
        Relevant Period                               10.1(o)
        Restricted Period                             10.6(b)
        Retiree Welfare Obligations                   3.1(d)
        Returns                                       4.4
        Section 10.6 Covenants                        10.6(f)
        Section 338(h)(10) Election                   10.1(e)
        Shares                                        8th Recital
        Selling Subsidiary                            4th Recital
        Subsidiary Purchase Agreements                1.2(b)
        Tax Audit                                     10.1(i)
        Taxes                                         4.4(a)
        Total Consideration                           1.5
        Transactional Taxes                           10.1(a)
        UK Acts                                       1.6
        UK Shares                                     5th Recital
        U.S. Dollar Price                             1.7(a)

                 14.12 Entire Agreement. This Agreement, all agreements ancillary hereto or executed in connection herewith, all Schedules attached hereto or thereto and all other documents and certificates referred to herein or therein constitute the entire understanding of the parties concerning the sale and purchase of the Purchased Business and the operation of each Affiliate, and cancel and supersede all previous agreements and understandings, oral or

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written, between the parties with respect to the subject matter hereof, except for the Confidentiality Agreement. Except for the representations and warranties set forth in this Agreement or in the Schedules attached hereto, Buyer disclaims reliance upon any representations, warranties or guarantees, express or implied, by PBI or Monarch, their employees, agents, attorneys in fact or other representatives, including without limitation, any projections of future sales or earnings, or any other information with respect to an Affiliate or the Business provided to Buyer by PBI or Monarch.

                 14.13 Accounting Principles. References herein to generally accepted accounting principles shall be to generally accepted accounting principles in the United States.

                       IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                    PITNEY BOWES INC.

                                    By: /s/ Carmine F. Adimando
                                        -----------------------------------
                                        Name:
                                        Title:

                                    MONARCH MARKING SYSTEMS, INC.

                                    By: /s/ Carol St. Mark
                                        -----------------------------------
                                        Name:
                                        Title:

                                    PITNEY BOWES MARKING SYSTEMS LTD.

                                    By: /s/ Carol St. Mark
                                        -----------------------------------
                                        Name:
                                        Title:

                                    PITNEY BOWES INTERNATIONAL HOLDINGS INC.

                                    By: /s/ Carmine F. Adimando
                                        -----------------------------------
                                        Name:
                                        Title:

                                    PITNEY BOWES FRANCE S.A.

                                    By: /s/ R. C. Gray
                                        ------------------------------------
                                        Name:
                                        Title:

                                    MONARCH ACQUISITION CORP.

                                    By: /s/ Paul D. Barnett
                                        -----------------------------------
                                        Name:
                                        Title: